CONTRIBUTION AND UNIT PURCHASE AGREEMENT

BY AND AMONG

GLOBAL PUBLIC SAFETY, LLC

BREKFORD CORP.

AND

LB&B ASSOCIATES INC.

Dated as of February 6, 2017

TABLE OF CONTENTS

CONTRIBUTION AND UNIT PURCHASE AGREEMENT

This CONTRIBUTION AND UNIT PURCHASE AGREEMENT (the "***Agreement***") is made and entered into as of February 6, 2017, by and among Global Public Safety, LLC, a Delaware limited liability company (the "***Company***"), Brekford Corp., a Delaware corporation and the sole member of the Company (the "***Member***") and LB&B Associates Inc., a North Carolina corporation ("***Purchaser***"). Purchaser, the Company and the Member are each individually referred to herein as a "***Party***" and collectively as the "***Parties***."

RECITALS

A. The Member owns 100% of the units of limited liability company interests in the Company (the "***Units***").

B. The Member operates a business division that provides vehicle upfitting services and technology to law enforcement vehicles (the "***Business***") , which does not represent all of the business carried on by the Member.

C. The Member desires to contribute to the Company all of the assets and right of the Member in the Business.

D. Immediately after, and contingent upon, contributing such assets and rights to the Company, the Member desires to sell, assign and transfer to Purchaser, and Purchaser desires to purchase from the Member, 80.1% of the Units in the Company (the "***Purchased Units***") on the terms and subject to the conditions set forth herein (the "***Purchase***").

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

1.1 Definitions. Unless the context otherwise requires, capitalized terms used in this Agreement will have the meanings ascribed to such terms in Annex A attached hereto, which is incorporated herein and made a part hereof.

1.2 Rules of Construction. The language in all parts of this Agreement is to be construed in all cases according to its fair meaning. This Agreement is the result of the joint efforts of Purchaser, the Company and the Member, and each of them and their respective counsel have reviewed this Agreement and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the Parties, and the language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and therefore there will be no construction against either Party based on any presumption of that Party's involvement in the drafting thereof. Words of any gender include the other gender. Whenever used herein, the words "include," "includes" and "including" mean "include, without

limitation," "includes, without limitation" and "including, without limitation," respectively. Terms defined in the singular will have a comparable meaning when used in the plural, and vice versa. The word "or" is not exclusive. The word "days" means calendar days unless otherwise specified. Except as otherwise expressly provided herein all references to a specific time of day refer to the specific time of day in the Eastern Time Zone of the United States of America. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole (including any Schedules and Annexes hereto) and not to any particular provision of this Agreement, and all Article, Section, Schedule and Annex references are to this Agreement unless otherwise specified. Except as otherwise expressly provided herein all references to "$" or "Dollars" refer to the lawful money of the United States of America. Unless the context otherwise requires any references in this Agreement (but not in any Schedule to this Agreement, except to the extent expressly set forth therein) to an agreement, instrument or other document mean such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement. Each reference herein to a statute or regulatory provision means such statute or regulatory provision as amended from time to time and includes any successor legislation or regulatory provision thereto, and in each case any regulations promulgated thereunder. Each reference herein to a Governmental Entity means and includes and successor or replacement Governmental Entity thereto. Each reference herein to "written" or "in writing" includes in electronic form.

ARTICLE II

CONTRIBUTION OF ASSETS; PURCHASE AND SALE OF PURCHASED UNITS; CLOSING

2.1 Contribution of Assets. The Member hereby agrees to contribute, assign, transfer and deliver to the Company as a capital contribution (the "***Contribution***") all of the Member's right, title and interest in and to the property, assets and rights owned, leased or held for use by the Member and used in or related to the operation of the Business (other than the Excluded Assets), of every kind, character and description, whether tangible, intangible, personal or mixed and wheresoever located (collectively, the "***Contributed Assets***") free and clear of all Liens other than Permitted Liens, effective as of 12:01 a.m. on the Closing Date (the "***Contribution Effective Time***").. The Contributed Assets include, without limitation, Member's right, title and interest in and to the following:

(a) all Intellectual Property and Intellectual Property Rights used in or related to the Business, including all Intellectual Property and Intellectual Property Rights listed in Schedule 2.1(a);

(b) all tangible personal property including, without limitation, vehicles, computer hardware, furniture, furnishings, office equipment and trade fixtures, used in or related to the Business including, but not limited to, those items set forth on Schedule 2.1(b) (collectively, the "***Tangible Assets***");

(c) all customer Contracts listed in Schedule 2.1(c) and work-in-process related to such customer Contracts (other than the Government Contracts, which will be

transferred and assigned as contemplated by Section 6.4) (collectively, the "***Assigned Customer Agreements***");

(d) all vendor Contracts listed in Schedule 2.1(d) (collectively, the "***Assigned Vendor Agreements***" and, together with the Assigned Customer Agreements, the "***Assigned Agreements***");

(e) the outstanding quotes, proposals and bids described in Schedule 2.1(e);

(f) all of the inventory of the Business (the "***Inventory***");

(g) all original or copies of all books, records, and other documents used in or held by Member relating to the Business or the Contributed Assets (collectively, the "***Books and Records***"), including, but not limited to, marketing, advertising and promotional materials, accounting records, financial reports, fixed asset lists, property tax records and filings, customer lists, vendor lists, personnel files, referral sources, research and development reports, telephone numbers, records and information, manuals, operating guides, correspondence, files and any similar items, but excluding all of Member's corporate records and Tax Returns (other than property Tax items);

(h) all rights of the Member with respect to insurance proceeds, to the extent relating to the Contributed Assets or the Business, including all insurance proceeds received or receivable in respect of any asset damaged, lost or condemned prior to the Closing and which, if not so damaged, lost or condemned, would have been a Contributed Asset;

(i) all rights of the Member in connection with any action or claim against third parties relating to or arising out of the Contributed Assets or the Business, whether choate or inchoate, known or unknown, contingent or fixed;

(j) all rights of the Member relating to claims for refunds and rights to offset in respect of the Business;

(k) all accounts receivable related to the Business including, but not limited to, those set forth on Schedule 2.1(k);

(l) all security and other deposits of the Business as of the Closing; and

(m) all goodwill and similar intangible assets associated with, used in or related to the Business or the Contributed Assets.

2.2 Excluded Assets. Notwithstanding anything to the contrary set forth herein, the Contributed Assets do not include the following assets of the Member (such assets being collectively referred to hereinafter as the "***Excluded Assets***"):

(a) cash, bank deposits, cash equivalents and outstanding checks;

(b) rights of the Member arising under this Agreement or as a result of the consummation of the Transactions;

(c) the Member's Tax Returns and other records of the Member to the extent related solely to the Member's federal or state income Taxes;

(d) Employee Benefit Plans and all assets related to or held in connection with such Employee Benefit Plans;

(e) corporate charter, seals, minute books, stock books, books of account or other records having to do with the corporate or entity organization of the Member;

(f) all insurance policies belonging to the Member; and

(g) all assets of the Member that are not used in, related to or useful in the operation of the Business.

2.3 Contributed Liabilities. In connection with the Contribution, the Company agrees to assume and undertake to perform, pay, satisfy and discharge when due (i) the Liabilities of the Member under the Assigned Agreements arising from and after the Contribution and (ii) the accounts payable of the Member related to the Business for unpaid accounts receivable, open sales orders and future services to be performed by the Company after the Closing that are set forth on Schedule 2.3 (collectively, the "***Contributed Liabilities***") as of the Contribution Effective Time.

2.4 Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, except for the Contributed Liabilities, the Company will not assume or be liable for any other Liabilities of the Member or otherwise related to the Contributed Assets or the Business (collectively, the "***Excluded Liabilities***"), which Liabilities will be retained by and remain obligations of the Member to be satisfied and discharged by the Member in accordance with their terms and which include, without limitation, the following Excluded Liabilities:

(a) all Liabilities relating to or arising out of the Excluded Assets;

(b) all Indebtedness of the Member, whether or not related to the Business or the Contributed Assets;

(c) all (i) Taxes of the Member (or any Affiliate of the Member), (ii) Taxes relating to the Business, the Contributed Assets or the Contributed Liabilities for any taxable period through the Contribution Effective Time to the extent such Taxes relate to or arise out of the time period prior to and through the Closing, (iii) Taxes that arise out of the consummation of the Transactions or that are the responsibility of the Member pursuant to Section 6.3 hereof, or (iv) other Taxes of the Member (or any Affiliate of the Member) that become a Liability of the Company or Purchaser under any common law doctrine of transferee or successor liability or otherwise by operation of contract or Law;

(d) all Liabilities related to or arising out of any Contract not included in the Assigned Agreements;

(e) all Liabilities related to or arising out of any Assigned Agreement to the extent such Liability relates to or arises out of the time period prior to the Closing, including with respect to any breach thereof by the Member;

(f) all Liabilities for or in connection with any goods or services provided by the Member prior to the Contribution Effective Time;

(g) all Liabilities in respect of any claims, actions or causes of action in respect of the Member, the Contributed Assets or the Business existing prior to the Closing or relating to events occurring prior to the Closing;

(h) all obligations, including accrued compensation and benefits arising in connection with any employee of the Member of the Company for any period prior to the Closing, including obligations of the Member with respect to accrued vacation or paid time off of any employee that is payable in connection with the consummation of the Transactions; and

(i) all Liabilities related to or arising out of the Member's conduct of the Business or ownership of the Contributed Assets prior to the Closing.

2.5 Purchase and Sale of Purchased Units. On the terms and subject to the conditions of this Agreement, at the Closing, effective as of 12:02 on the Closing Date (the "***Purchase Effective Time***"), the Member will sell, transfer, convey, assign and deliver to Purchaser, and Purchaser will purchase, acquire and accept from the Member the Purchased Units, free and clear of all Liens (the "***Purchase***").

2.6 Purchase Price; Closing Payments.

(a) In consideration for the sale and transfer of the Purchased Units, Purchaser will (i) pay to the Member Four Million Dollars ($4,000,000), plus the amount of all prepaid expenses for work of the Business begun, but not completed, as of the Closing and set forth on Schedule 2.6(a) (the "***Cash Purchase Price***") and (ii) deliver to the Member a secured subordinated note with an initial principal amount of $2,000,000 and secured by the Purchased Units (the "***Note***" and, together with the Cash Purchase Price, the "***Purchase Price***"). The Purchase Price will be subject to adjustment after the Closing pursuant to Section 2.7.

(b) Subject to the terms and conditions set forth herein, at the Closing:

(i) Purchaser will satisfy the Cash Purchase Price as follows: (A) Purchaser will pay or cause to be paid to the Member an amount in cash equal to the Cash Purchase Price less the amount of all Company Transaction Expenses and Indebtedness of the Company identified on Schedule 2.6(b) and less the Deposit Amount, representing the Deposit made by Purchaser to the Member on the date of this Agreement in accordance with Section 6.8 (B) and pay or cause to be paid to each Person identified on Schedule 2.6(b) an amount in cash equal to the Company Transaction Expenses or Indebtedness of the Company owed to such Person in accordance with payoff letters or final invoices delivered to Purchaser; and

(ii) issue the Note to the Member.

2.7 Post-Closing Inventory Adjustment.

(a) Within ten (10) Business Days following the Closing Date Purchaser will conduct a physical inventory count of all Inventory as of the Closing Date. Purchaser will deliver to the Member a written statement containing Purchaser's calculation of the fair market value of the Inventory (the "***Inventory Value***").

(b) If the Inventory Value, as determined by Purchaser's physical inventory count of the Inventory, is less than $150,000, then the amount of such shortfall will be offset against, and reduce the principal balance of, the Note, effective *nunc pro tunc* as of the Closing Date.

(c) Any adjustments made pursuant to this Section 2.7 will be treated as an adjustment to the Purchase Price, except to the extent that applicable Tax Law does not permit such treatment.

2.8 Closing. The closing of the Contribution and the sale of the Purchased Units (the "***Closing***" and the date on which the Closing occurs, the "***Closing Date***") will be held via the electronic transmittal of executed documents or such other place as the Parties Agree. The Closing will occur as soon as practicable, but in any event within ten (10) days following the satisfaction or waiver of the conditions precedent set forth in Article VII (other than conditions that by their terms are to be satisfied at Closing but subject to the satisfaction at the Closing or waiver of such conditions).

2.9 Closing Deliveries.

(a) At the Closing, the Company or the Member, as applicable, will deliver, or cause to be delivered, to Purchaser, the following:

(i) a long form certificate of good standing for the Company and the Member from the Secretary of State of the State of Delaware and a good standing certificate from each jurisdiction in which either of the Company or the Member is qualified to do business, each dated within ten (10) Business Days prior to the Closing Date;

(ii) a certificate, validly executed by an officer or manager of the Company, certifying that (A) the resolutions, as attached to such certificate, were duly adopted by the Member and managers of the Company, as applicable, authorizing and approving the execution of this Agreement and the consummation of the Transactions and that such resolutions remain in full force and effect, (B) the Company Charter Documents attached to such certificate are true and correct, and include all amendments thereto, (C) the Company has not experienced a Material Adverse Effect since inception and (D) that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied with respect to the Company;

(iii) a certificate, validly executed by an officer of the Member, certifying that (A) the resolutions, as attached to such certificate, were duly adopted by the board of directors and shareholders of the Member, as applicable, authorizing and approving the execution of this Agreement and the consummation of the Transactions and that such resolutions

remain in full force and effect and (B) that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied with respect to the Member;

(iv) copies reasonably acceptable to Purchaser of all consents, approvals and notices required to be obtained or made to consummate the Transactions, including, but not limited to, those listed in Section 2.9(a)(iv) of the Company Disclosure Schedule;

(v) duly executed IRS Form W-9 from the Member;

(vi) an affidavit, duly executed by the Member that complies with Section 1.1445-2(b)(2) of the U.S. Treasury regulations promulgated under the Code (the "***FIRPTA Certificate***") that the Member is not a foreign person within the meaning of Section 1445 of the Code;

(vii) employment agreements between the Company and the individuals listed in Section 2.9(a)(vii) of the Company Disclosure Schedule;

(viii) a duly executed bill of sale evidencing the transfer of the assets necessary to perform the obligations under the Government Contracts with the U.S. Government in a form acceptable to Purchaser in its reasonable discretion;

(ix) resignations of each of the officers and managers and directors of the Company in office immediately prior to Closing, unless Purchaser requests otherwise;

(x) a duly executed contribution agreement between the Member and the Company effecting the Contribution as of the Contribution Effective Time, in a form reasonably acceptable to Purchaser;

(xi) a duly executed signature page to a unit transfer agreement between the Member and the Purchaser effecting the Purchase as of the Purchase Effective Time, in a form reasonably acceptable to Purchaser and the Member (the "***Transfer Agreement***");

(xii) payoff letters or final invoices in a form reasonably satisfactory to Purchaser from each of the parties to which any Company Transaction Expenses are payable by the Company or the Member;

(xiii) executed documents reasonably satisfactory to Purchaser to allow the Company, effective as of the Closing, to transfer all Company bank account authorizations to representatives designated by Purchaser;

(xiv) the minute books of the Company;

(xv) a duly executed pre-novation agreement relating to the Government Contracts by and between the Company and the Member substantially in the form attached hereto as Exhibit A (the "***Pre-Novation Agreement***");

(xvi) a duly executed transition services agreement by and between the Company and the Member in the substantially form attached hereto as Exhibit B (the "***Transition Services Agreement***");

(xvii) a duly executed lien release or payoff letter from the Member's lender(s) evidencing the release of any Liens in respect of the Contributed Assets and authorizing the Company to file a UCC-3 termination statement in respect of any such Liens;

(xviii) a duly executed signature page to the Amended and Restated Limited Liability Company Agreement of the Company in substantially in the form attached hereto as Exhibit C (the "***A&R LLC Agreement***"), provided, however, the Parties agree to negotiate, in good faith, additional requested edits thereto from the other Parties;

(xix) a duly executed sublease agreement by and between the Company and the Member and acceptable to Purchaser for certain space located at 7020 Dorsey Road, Hanover, Maryland 21076 in a form of Exhibit D (the "***Sublease***");

(xx) a duly executed signature page to the Pledge Agreement;

(xxi) if requested from Purchaser's existing lender, a duly executed subordination agreement by and between the Member and such existing lender, in a form reasonably acceptable to Purchaser's lender, subordinating the indebtedness represented by the Note to the indebtedness owed by the Purchaser to its existing lender.

(xxii) all other certificates, instruments and other documents reasonably requested by Purchaser to complete the Transactions.

(b) At the Closing, Purchaser will deliver, or cause to be delivered, the following:

(i) wire transfers of immediately available funds of the payments required by Section 2.6(b);

(ii) the Note, duly executed by Purchaser;

(iii) a duly executed pledge agreement pledging the Purchased Units to the Member as security for the obligations under the Note (the "***Pledge Agreement***") in substantially in the form attached here to as Exhibit E, provided, however, the Parties agree to negotiate, in good faith, additional requested edits thereto from the other Parties;;

(iv) a duly executed signature page to the A&R Limited Liability Agreement;

(v) a duly executed signature page to the Transfer Agreement;

(vi) a certificate, validly executed by an officer of Purchaser, certifying that (A) the resolutions, as attached to such certificate, were duly adopted by Purchaser authorizing and approving the execution of this Agreement and the consummation of the

Transactions and that such resolutions remain in full force and effect and (B) that the conditions set forth in Section 7.1(a) and Section 7.1(b) have been satisfied;

(vii) all other certificates, instruments and other documents reasonably requested by the Member to complete the Transactions.

2.10 Withholding Rights. Each of Purchaser and the Company is entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any applicable Law relating to Taxes. To the extent such amounts are paid over to or deposited with the relevant Governmental Entity by Purchaser or the Company, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made.

2.11 Tax Treatment of Closing Transactions. In accordance with IRS Revenue Ruling 99-5 (Situation 1), the Parties intend and acknowledge that the Member's sale of the Purchased Units to Purchaser will be treated for purposes of federal, state, and any applicable local income Tax as (i) a taxable purchase by Purchaser, and a sale by the Member, of an 80.1 percent interest in each asset owned by the Company at the effective time of the Closing, in exchange for Purchaser's payment of the Purchase Price plus 80.1 percent of all of the Liabilities of the Company at such time, followed immediately by a capital contribution of that 80.1 percent interest in each of the assets (subject to such Liabilities), in exchange for the issuance to the Member of a partnership interest in the Company (as a newly formed entity taxable as a partnership for federal income Tax purposes) under Section 721 of the Code; and (ii) the simultaneous transfer by the Member to the Company, as a newly formed entity taxable as a partnership for federal income Tax purposes, of a 19.9 percent interest in each asset then owned by the Company in a transaction treated as a capital contribution by the Member to the Company of that interest in each of the assets, in exchange for the issuance of a partnership interest in the Company to the Member under Section 721 of the Code. The Parties agree, where relevant for any such Party for income Tax purposes, to allocate the amount of purchase price allocable to the Purchased Units among the individual assets of the Company, and apply and treat the fair market value of such assets as being, as determined and set forth in Section 2.12.

2.12 Allocation of Purchase Price. Within 120 days after the Closing, Purchaser will provide to the Member copies of Internal Revenue Service Form 8594 and any required exhibits thereto allocating the Purchase Price (including any Liabilities assumed for Tax purposes) (the "***Allocation***"), prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder. The Member will review the Allocation and provide any comments the Member has thereto to Purchaser within 30 days of receiving the Allocation. Purchaser will consider any such comments received from the Member and deliver a final Allocation to the Member within 30 days of receiving Member's comments to the Allocation. For Income Tax purposes, Purchaser and the Member agree to report the Purchase a manner consistent with the Allocation and the other terms of this Agreement, and neither Purchaser north the Member will take any position inconsistent therewith in any Tax Return, except as required by a change in applicable law or a good-faith resolution of a Tax contest. Each of Purchaser and the Member agrees to cooperate with the other in preparing IRS Form 8594, and to furnish the other with a copy of such form prepared in draft form within a reasonable period before its filing

due date. Each of Purchaser and the Member shall notify the other party within five (5) Business Days if it receives written notice that any Governmental Entity proposes any allocation of consideration different than the Allocation. Any adjustments to the Purchase Price will be allocated in a manner consistent with the Allocation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE MEMBER

For purposes of the representations and warranties set forth in this Article III, the term "***Companies***" will mean each of the Company and the Member and all of its predecessors, unless otherwise noted therein. The Company and the Member hereby jointly and severally represent and warrant to Purchaser as follows, as qualified by the Company Disclosure Schedules, attached hereto The Company Disclosure Schedules shall be arranged in sections corresponding to the numbered and lettered sections of this Article III, and any information disclosed in any such section of the Company Disclosure Schedules, if it is readily apparent that the disclosure contained in such section would clearly apply to other representations and warranties contained in this Article III, would also apply to such other representations and warranties:

3.1 Organization of the Company and the Member.

(a) The Company is a limited liability company duly organized and validly existing under the laws of the State of Delaware, and the Member is a corporation duly organized and validly existing under the laws of the State of Delaware. Each of the Company and the Member are duly qualified, licensed or registered to do business and are in good standing in each jurisdiction in which the character of their respective properties owned, operated or leased, or the nature of its business conducted, make such qualification, license or registration necessary. The Companies each have the requisite corporate or company power to own, lease and operate their properties and to carry on the Business as currently conducted. The Company and the Member have each delivered to Purchaser a true and correct copy of its articles of incorporation, bylaws, limited liability company agreement, certificate of formation, or similar documents (collectively, the "***Company Charter Documents***"), each as amended to date, and such Company Charter Documents are in full force and effect. Neither the Company nor the Member is in violation of any of the provisions of its respective Company Charter Documents. Section 3.1 of the Company Disclosure Schedule lists the directors and officers of the Company and the Member and the manager(s), if any, of the Company.

(b) The Company was formed on January 27, 2017 and, prior to the Contribution, has never owned or operated any assets or business or had any Liabilities.

3.2 Capitalization.

(a) The Member is the record owner and has good and valid title to all of the Units of the Company. The Units constitute all of the issued and outstanding equity interests in the Company. The Units were duly authorized and validly issued, and are fully paid and non-assessable and not subject to preemptive rights or rights of first refusal created by statute, the Company Charter Documents or any agreement to which either the Company or the Member is a

party or by either of them is bound, and have been issued in compliance with applicable federal, local and foreign securities Laws. The Purchased Units will be offered, sold and delivered by the Member to Purchaser in compliance with all applicable securities Laws. The Company has not repurchased any of its Units. There are no declared or accrued but unpaid distributions with respect to the Units. The Company has no, and has never had any, equity interests other than the Units that were or are authorized, issued or outstanding. Neither of the Companies has any outstanding debt or other security that is convertible into Units or any other form of equity interest of the Company.

(b) The Company has never adopted or maintained any plan providing for equity compensation to any Person. Neither of the Companies has granted any options or rights to purchase Units in the Company or any other type of equity award in the Company. Other than pursuant to this Agreement, there are no outstanding options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which either of the Companies are a party or by which either is bound, obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, or obligating the Member to transfer, any Units of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized interest appreciation, share unit, phantom stock or profit participation rights or other similar rights, written or oral, with respect to the Company or its equity interests. Other than pursuant to this Agreement, except as set forth in Section 3.2(b) of the Company Disclosure Schedule, there are no other voting trusts, proxies, or other agreements or understandings with respect to the capital of the Company.

3.3 Subsidiaries. The Company does not have, and has never had, any Subsidiaries and does not otherwise own any shares in the capital of, or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity or have any ongoing obligation to purchase any shares with respect thereto.

3.4 Authority. The Companies each have all requisite corporate power and authority to enter into this Agreement and the other agreements referenced herein or required hereby (the "***Related Agreements***") to which any of the Companies are a party, and to consummate the transactions contemplated hereby and thereby (the "***Transactions***"). The execution and delivery of this Agreement and the Related Agreements to which either of the Companies is a party and the consummation of the Transactions have been duly authorized by all necessary action on the part of thereof, and no further action is required. This Agreement has been duly executed and delivered by each of the Companies and the Related Agreements to which either of the Companies is a party will be duly executed and delivered thereby at the Closing and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of each of the Companies, enforceable against it in accordance with their respective terms, except as such enforceability may be subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.5 Title to and Condition of Contributed Assets. The Member has and, following the Contribution, the Company will have, good and marketable title in and to, or a valid

leasehold interest in, all of the Contributed Assets, free and clear of all Liens other than Permitted Liens. Neither of the Companies is party to any contract, agreement or commitment for the sale or disposition of any of the Contributed Assets. All Tangible Assets constituting Contributed Assets, whether owned or leased by the Member, are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), and are adequate and suitable for the purposes for which they are presently being used or held for use. The Contributed Assets constitute all of the assets necessary for the operation of the Business as currently operated.

3.6 No Conflict. Except as set forth in Section 3.6 of the Company Disclosure Schedule, the execution and delivery by the Companies of this Agreement and the Related Agreements to which either of the Companies is a party, and the consummation of the Transactions, will not (with or without notice or lapse of time, or both): (a) contravene or result in any violation of any provision of the Company Charter Documents; (b) result in a material breach of, constitute a material default under, result in the acceleration of any material obligation under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any material Contract to which either of the Companies is a party or by which either of the Companies is bound or to which any of the Contributed Assets is subject (or result in the imposition of any Lien upon any of the Contributed Assets); (c) result in any material violation of any Law to which either of the Companies or the Contributed Assets is subject or (d) require the consent, authorization or approval of, or require any notification to, any Person.

3.7 Governmental Consents. Other than with respect to the Novation of the contracts pursuant to Section 6.4 of this Agreement, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, provincial, state, county, local or foreign governmental authority, instrumentality, agency or commission (each, a "***Governmental Entity***") is required by or with respect to either of the Companies in connection with the execution and delivery of this Agreement or the consummation of the Transactions.

3.8 Financial Statements. Section 3.8 of the Company Disclosure Schedule sets forth correct and complete copies of (a) the unaudited or reviewed consolidated balance sheets of the Member as of December 31, 2016, and the related audited consolidated statements of operations and retained earnings for the twelve-month periods then ended (the "***Compiled Financial Statements***") and (b) the internally prepared unaudited or reviewed balance sheet of the Member as of January 31, 2017, and the related internally prepared statement of operations and retained earnings for the one-month period then ended (the "***Internal Financial Statements***" and, together with the Compiled Financial Statements, the "***Financial Statements***"). Except as otherwise described in Section 3.8 of the Company Disclosure Schedule, the Financial Statements (w) are true and correct in all material respects, (x) have been prepared in accordance with GAAP, (y) have been prepared from the Books and Records of the Companies and (z) present fairly in all material respects the Companies' financial condition, operating results and cash flows as of the dates and for the periods indicated therein.

3.9 No Undisclosed Liabilities. Neither the Company, nor the Member with respect to the Business, has any Liability, except Liabilities that (i) have been reflected in the Financial Statements, (ii) have arisen in the Ordinary Course of Business since the date of the Internal Financial Statements, (iii) are executory obligations arising in the Ordinary Course of Business under any Contracts (and not as a result of any breach thereof) or (iv) that have a value of less than $10,000 in the aggregate.

3.10 Absence of Certain Changes. Except as set forth in Section 3.10 of the Company Disclosure Schedule, since December 31, 2016, the Member has conducted the Business in the Ordinary Course of Business and there has not been any:

(a) capital expenditure by either of the Companies in respect of the Business exceeding Ten Thousand Dollars ($10,000) individually or commitment for a capital expenditure by either of the Companies in respect of the Business that will be a Contributed Liability or a Liability of the Company after the Closing;

(b) payment, discharge or satisfaction of any claim or material Liability of the Business, other than payment, discharge or satisfaction of claims and Liabilities in the Ordinary Course of Business;

(c) destruction of, damage to, or loss of any material assets of the Business, whether or not covered by insurance;

(d) increase in the base salary or other compensation payable or to become payable by the Member to any Employee of the Business, or the declaration, payment, commitment or obligation of any kind for the payment by either of the Companies of a severance payment, termination payment, bonus or other additional salary or compensation to any such Person;

(e) termination, extension or material amendment or modification of the terms of any Assigned Agreement;

(f) sale, lease, license or other disposition of any assets (whether tangible or intangible) of the Business other than in the Ordinary Couse of Business, or any creation of any security interest in any Contributed Assets;

(g) grant of any waiver or release by either of the Companies of any right or claim associated with or related to any of the Contributed Assets or the Business;

(h) acceleration of the collection of or application of any discount to any accounts receivable of either of the Companies or delay of the payment of any accounts payable or deferment of any expenses of either of the Companies with respect to the Business;

(i) commencement, settlement or notice of any claim, lawsuit or proceeding or other material investigation against either of the Companies relating to or affecting the Contributed Assets or the Business;

(j) any event or condition that has had or is reasonably likely to have a Material Adverse Effect on the Business; or

(k) agreement by either of the Companies, or any officer, Employee, director, member or manager on behalf of either of the Companies, to do any of the things described in the preceding clauses (a) through (j) of this Section 3.10

3.11 Tax Matters.

(a) Each of the Companies has prepared and timely filed all returns, declarations, estimates, information statements and reports, including schedules or attachments thereto that are required to be filed, relating to any and all Taxes (each a "***Tax Return***") attributable to the Company, the Contributed Assets or the Business or the operations thereof, and such Tax Returns are true and correct in all material respects and have been completed in accordance with applicable Law.

(b) Each of the Companies has duly and timely paid all Taxes pertaining to the Contributed Assets or the Business, and any other Taxes that could give rise to any Liens on the Contributed Assets, due and owing that it is required to pay whether or not assessed by the appropriate Governmental Entity. Provision has been made on the Financial Statements for amounts at least equal to the amount of all Taxes owing by the Company or by the Member with respect to the Contributed Assets or Business that were not yet due and payable by the date of each of such Financial Statements and that relate to periods ending on or prior to the date of each of such Financial Statements.

(c) Each of the Companies has withheld with respect to any amounts paid or credited or deemed to be paid or credited by it to or for the account or benefit of Company Personnel, contractors, shareholders, non-resident Persons and other Persons and timely paid over to the appropriate Tax authority all Taxes and other amounts required to be withheld and paid over pertaining to the Contributed Assets or the Business.

(d) With respect to the Contributed Assets or the Business, except as set forth in Section 3.11(d) of the Company Disclosure Schedule neither of the Company nor any of the Contributed Assets or the Business has or has had any taxable presence in any state, territory or jurisdiction, other than states, territories or jurisdictions for which all applicable Tax Returns have been duly filed and all applicable Taxes have been duly and timely paid, and no Taxing authority in any state, territory or jurisdiction has made a claim or otherwise asserted in writing that either of the Companies or the Business is or may be required to file Tax Returns in such state, territory or jurisdiction for any type of Tax for which the Member and Company has not filed all applicable Tax Returns.

(e) With respect to the Contributed Assets or the Business, neither of the Companies nor any Person on behalf of or with respect to either Company has requested, offered to enter into or entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time within which: (i) to file any Tax Return covering any Taxes for which either of the Companies is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which either of the Companies is or may be liable; (iii) either

of the Companies is required to pay or remit any Taxes or amounts on account of Taxes; or (iv) any Governmental Entity may assess or collect Taxes for which either of the Companies is or may be liable. No power of attorney on behalf of the Company with respect to any Tax matter is currently in force. The Company has not made, prepared or filed any elections, designations or similar filings related to Taxes or entered into any agreement or other arrangement in respect of Taxes or Tax Returns that has effect for any period ending after the Closing Date.

(f) Section 3.11(f) of the Company Disclosure Schedule sets forth all Tax Returns filed by the Member with respect to the Business or the Contributed Assets since December 31, 2013, and each taxing jurisdiction in which such tax Returns have been filed.

(g) To the Knowledge of the Company, no audit or other examination of either of the Companies in respect of Taxes is presently in progress, nor has either of the Companies been notified by any Tax authority (orally or in writing, formally or informally) of any intent or plan to request or initiate such an audit or other examination. No adjustment relating to any Tax Return filed by either of the Companies has been proposed in writing by any Tax authority to either of the Companies or any representative thereof.

(h) Each of the Companies has delivered to Purchaser or its legal counsel copies of all Tax Returns and all communications to or from any Governmental Entities relating to Taxes of either of the Companies relating to the Business for periods since January 1, 2013, together with all related workpapers and analysis created by or on behalf of either of the Companies.

(i) There are (and, immediately following the Closing Date, there will be) no Liens on the Contributed Assets or any of the assets of the Company relating to or attributable to Taxes other than statutory Liens for ad valorem Taxes not yet due and payable. There is no basis for the assertion of any claim relating or attributable to Taxes, which, if adversely determined, would result in any Lien on the assets of the Company or the Contributed Assets.

(j) Neither of the Companies is party to any Tax-sharing agreement or similar arrangement with any other Person (whether or not written), nor has assumed any Tax obligations of, or with respect to any transaction relating to, any other Person, or agreed to indemnify any other Person with respect to any Tax. Neither the Company nor any of the Contributed Assets or the Business is a party to, or subject to, any joint venture, partnership or other arrangement or Contract that could be treated as a partnership for Tax purposes.

(k) Each of the Companies has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes, and has duly and timely withheld from employee salaries, wages and other compensation, and has paid over to the appropriate taxing authorities, all amounts required to be so withheld and paid over for all periods under all applicable Laws.

(l) Each of the Companies has duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by Law to be collected by it and has duly and timely

remitted to the appropriate Governmental Entity any such amounts required by Law to be remitted by it.

3.12 Real and Personal Property.

(a) The Company does not own any real property and the Member does not own any real property related to the Business. Section 3.12(a) of the Company Disclosure Schedule sets forth a correct and complete list of all real property currently leased by either of the Companies and used or occupied by either of the Companies for the operation of the Business (the "***Leased Real Property***"). The Member has and, following the Contribution, the Company will have, good and marketable leasehold title to all Leased Real Property. Section 3.12(a) of the Company Disclosure Schedule lists all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (the "***Lease Agreements***"), and there are no other Lease Agreements affecting the Leased Real Property or to which either of the Companies is bound. The Companies have provided Purchaser with correct and complete copies of each Lease Agreement. Neither of the Companies has received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any Lease Agreement, which has not been fully remedied and withdrawn. Except as set out in Section 3.12(a) of the Company Disclosure Schedule, the consummation of the Transactions will not (i) affect the enforceability against any Person of any Lease Agreement or the rights of the Company to the continued use and possession of the current Leased Real Property for the conduct of the Business as presently conducted, (ii) require the consent of any party to any Lease Agreement (iii) or result in a breach of any Lease Agreement or permit any party to any Lease Agreement to modify the terms of such Lease Agreement following the Closing.

(b) The Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is structurally sufficient and otherwise suitable for the conduct of the Business as presently conducted. Each of the Companies has consistently performed all material maintenance obligations to the Leased Real Property as required by the Lease Agreements and otherwise have no obligations to make any material repairs to any of the Leased Real Property

3.13 Intellectual Property.

(a) Section 3.13(a) of the Company Disclosure Schedule sets forth a correct and complete list of (i) each item of Intellectual Property that is registered with or subject to an application for registration with any Governmental Entity that is, in each case, owned or filed by or on behalf of the either of the Companies and necessary for the operation of the Business as currently conducted, including the jurisdiction where the application or registration is located and the application or registration number (the "***Registered Company Intellectual Property***"), and (ii) each trade name, d/b/a, unregistered trademark and unregistered service mark used by either of the Companies in respect of the Business. All Registered Company Intellectual Property required to be set forth in Section 3.13(a) of the Company Disclosure Schedule is valid, enforceable and subsisting.

(b) The Member owns, and following the Contribution the Company will own, all right, title and interest in and to all of the Owned Intellectual Property, or has, and following the Contribution the Company will have, the valid right to use all of the Licensed Intellectual Property used in the operation of the Business as currently conducted pursuant to a valid license or other right.

(c) Copies of all reasonably required logbooks, documents and records supporting the creation and ownership of Owned Intellectual Property of the Business have been remitted to Purchaser. All computer software included in the Owned Intellectual Property of the Business is written in such a way that a competent software programmer skilled in the art could identify, explain and modify the software to allow full and proper use without reliance on special knowledge or memory of others. All necessary documents and certificates in connection with Registered Company Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or elsewhere in the world, as the case may be, for the purposes of perfecting, prosecuting and maintaining such Registered Company Intellectual Property. There are no actions that must be taken by either of the Companies within ninety (90) days of the Closing Date for which either of the Companies has received written notice, including the payment of any registration, maintenance or renewal fees or the filing of any responses to Governmental Entity office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Owned Intellectual Property of the Business.

(d) In each case in which the Member has acquired ownership of any Intellectual Property Rights currently included in the Owned Intellectual Property of the Business from another person (each of which are identified in Section 3.13(d) of the Company Disclosure Schedule), the Member has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in and to all such Intellectual Property Rights to the Member and such rights will transfer to the Company in connection with the Contribution.

(e) Unless otherwise specified in Section 3.13(e) of the Company Disclosure Schedule, prior to the Contribution the Member (i) owns, free and clear of all Liens, all right, title and interest in and to, or (ii) has valid and continuing rights to use, sell and license, all Company Intellectual Property of the Business and, following the Contribution, the Company will (i) own, free and clear of all Liens, all right, title and interest in and to, or (ii) have valid and continuing rights to use, sell and license, all Company Intellectual Property of the Business. To the Knowledge of the Company, the Owned Intellectual Property and the Companies' use of the Company Intellectual Property of the Business, have not and do not infringe, misappropriate, dilute, or otherwise violate any Intellectual Property Rights of any third Person. The Companies' use of Company Intellectual Property of the Business does not violate the Intellectual Property Rights of any Person, and neither of the Companies has received any written threats or allegations that the Companies' use of Company Intellectual Property of the Business violates the Intellectual Property Rights of any Person and the neither of the Companies is aware of any specific reason to believe that such an allegation may be forthcoming. To the Knowledge of each of the Companies, no Person is infringing, misappropriating, diluting or otherwise violating any Intellectual Property Rights of the Business and no such claims have been asserted against any Person by either of the Companies. Neither of the Companies has assigned, transferred or licensed any rights in Owned Intellectual Property of the Business to any Person.

(f) No Trade Secret or other confidential information owned by either of the Companies or provided to either of the Companies by a third party, and which is material to the Business, has been disclosed by either of the Companies to any consultants, contractors or other third parties other than pursuant to a written non-disclosure or confidentiality agreement. Each of the Companies has taken commercially reasonable actions, consistent with current industry standards to maintain and protect the Owned Intellectual Property of the Business, including the secrecy, confidentiality and value of the Business's Trade Secrets and other confidential information.

(g) The Company Intellectual Property is sufficient for the operation of the Business as currently conducted. The use of all software, data, algorithms, formulas, software development tools, library functions, or compilers that were: (i) used to create, modify, compile, or support any Company Intellectual Property of the Business, or (ii) used to test or develop any of the Owned Intellectual Property of the Business, in each case did not infringe the rights of any third party. All software included in the Owned Intellectual Property of the Business performs in accordance with all applicable documentation related thereto in all material respects. There are no known material bugs, defects, errors, flaws or viruses of any nature in such software.

(h) Each officer, member, shareholder, Employee, Independent Contractor and consultant of the Companies has assigned to the Companies all Intellectual Property Rights he or she owns with respect to the Owned Intellectual Property of the Business and each officer, member, shareholder, Employee, Independent Contractor and consultant has irrevocably waived any moral rights thereto and, unless otherwise specified in Section 3.13(h) of the Company Disclosure Schedule, the Company Intellectual Property of the Business does not include any Intellectual Property in respect of which any of the officers, shareholders, Employees, Independent Contractors or consultants have any rights.

(i) To the extent the Companies use any "open source" or "copyleft" software or is a party to "open" or "public source," community source code, or similar licenses in its conduct of the Business, each of the Companies is in compliance with the terms of any such licenses, any such software and licenses are listed in Section 3.13(i) of the Company Disclosure Schedule, and neither of the Companies is required under any such license to (i) make or permit any disclosure or to make available any source code for its (or any of its licensors') proprietary software or (ii) distribute or make available any of the Companies' proprietary software or Intellectual Property (or to permit any such distribution or availability).

(j) Section 3.13(j) of the Company Disclosure Schedule lists all licenses, sublicenses and other agreements pursuant to which either of the Companies grants rights or authority to any Person with respect to any Owned Intellectual Property of the Business. The Companies have provided Purchaser with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between each of the respective Companies and the other parties thereto, and each of the Companies and, to the Knowledge of the Companies, such other parties, are in full compliance with the terms and conditions of such agreements. Neither of the Companies will by virtue of the execution, delivery or performance of this Agreement, or the Transactions contemplated hereby, materially breach, any term of any such agreement. No Person has made an assertion, claim or threatened claim, and neither of the

Companies knows of no facts that could serve as a basis of any assertion or claim, that either of the Companies has breached or defaulted on any terms or conditions of any such agreement.

(k) Section 3.13(k) of the Company Disclosure Schedule list all Company Intellectual Property of the Business in-licensed from any Person, including the name of the Person, the terms of the license and the identity of the licensor.

(l) Following the Contribution, the Company will own all Company Intellectual Property and Intellectual Property Rights used in the operation of the Business free and clear of all Liens except for Permitted Liens.

3.14 Contracts.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all of the following Contracts of the Companies:

(i) any employment Contract or separate severance Contract with any current or former Employee of the Companies who does or did primarily and directly support the Business within the last three years;

(ii) any Contract (or group of related Contracts) related to the engagement of any consultant or other Independent Contractor who primarily and directly supports the Business;

(iii) any Contract (or group of related Contracts) with a supplier of the Business having remaining obligations by any party thereto in excess of Ten Thousand Dollars ($10,000);

(iv) any Contract (or group of related Contracts) with a customer of the Business having remaining obligations by any party thereto in excess of Ten Thousand Dollars ($10,000);

(v) any note, bond, indenture and other instrument or Contract evidencing, creating or otherwise relating to Indebtedness of the Business or otherwise related to or affecting the Contributed Assets;

(vi) any Contract with any Affiliate of the Companies related to the Business or the Contributed Assets;

(vii) any Contract or commitment (or group of related Contracts or commitments) for capital expenditures related to the Business or the Contributed Assets;

(viii) any Contract that limits or purports to limit the ability of the Business to compete in any line of business or with any Person or in any geographic area during any period of time;

(ix) any Contract (or group of related Contracts) for the lease of personal property to or from any Person providing for lease payments in excess of Ten Thousand Dollars ($10,000) per annum;

(x) any Contract concerning a partnership, joint venture, sponsorship or other alliance or collaboration related to the Business or the Contributed Assets;

(xi) any Contract concerning confidentiality, noncompetition, nonsolicitation or the assignment or use of Intellectual Property Rights used in or related to the operation of the Business, including any confidentiality, noncompetition and nonsolicitation agreements with Employees, consultants, Independent Contractors, agents and representatives who primarily and directly support the Business;

(xii) any other Contract involving Intellectual Property or Intellectual Property Rights, including Company Intellectual Property;

(xiii) any Contract with a third party service provider that provides for payments or other consideration in excess of Ten Thousand Dollars ($10,000) over the next twelve (12) months;

(xiv) any State or Local Contract; and

(xv) any Contract (or group of related Contracts) that is material to the Business. For purposes of this provision, and subsection (b) immediately below, "material" shall mean any Contract (or group of related Contracts) that provides for payments or other consideration in excess of Ten Thousand Dollars ($10,000) over any twelve (12)-month period.

(b) Except as included in Section 3.14(a) of the Company Disclosure Schedule, there is no contract, agreement or arrangement to which the Companies or any Affiliate of the Companies is a party that is material to any of the Contributed Assets or the conduct of the Business.

(c) The Companies have delivered to Purchaser true, correct and complete copies of all Assigned Agreements, including all amendments, modifications and changes thereto, and any assignments thereof. The Assigned Agreements constitute all of the material agreements of the Business, other than the Government Contracts and the Companies' employment agreements with their current Employees, and each of the Assigned Agreements is a valid, binding and enforceable agreement of each the respective Companies and, to the Knowledge of the each of Companies, the other parties thereto and is in full force and effect. Neither of the Companies is in material breach or violation of any Assigned Agreement and no other party to any Assigned Agreement is in material breach or violation of any Assigned Agreement. No act or omission on the part of either of the Companies (or on the part of any other party thereto) has occurred which, with the giving of notice or lapse of time, or both, would constitute a material breach or violation of any Assigned Agreement, or that would permit termination or acceleration by any other party thereunder. The consummation of the Transactions will neither violate nor result in the breach, modification, cancellation, termination or suspension of any Assigned Agreement. The consummation of the Transactions will not require the consent of any party to such Assigned Agreements. Following the Closing, both

Purchaser and the Company will be permitted to exercise all of the rights under the Assigned Agreements to the same extent the Member or the Company would have been able to had the Transactions not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments which either of the Companies would otherwise be required to pay had such Transactions not occurred.

3.15 Government Contracts.

(a) To the Knowledge of the Member, no Government Contracts are currently experiencing material cost, schedule, technical or quality problems that are reasonably likely to result in claims by the U.S. Government, any other Governmental Entity, a prime contractor or a higher-tier subcontractor. The Companies have provided or made available to Purchaser correct and complete copies of all Government Contracts and Bids related to the Business, which are listed on Section 3.15(a) of the Company Disclosure Schedule.

(b) All of the Government Contracts listed on Section 3.15(a) of the Company Disclosure Schedule (i) were legally awarded and are binding on the other parties thereto and (ii) are binding on the Member and are in full force and effect. Such Government Contracts (or, where applicable, the Prime Government Contracts under which such Government Contracts were awarded) are not currently the subject of bid or award protest proceedings and, to the Knowledge of the Member, are not reasonably likely to become the subject of bid or award protest proceedings. The Member possesses all requisite facility and personnel security clearances to perform its obligations under each Government Contract listed on Section 3.15(a) of the Company Disclosure Schedule.

(c) The Member has complied in all material respects with all statutory and regulatory requirements applicable to each of the Government Contracts and each of the Bids. The Member has complied in all material respects with all material and conditions, including (but not limited to) all clauses, provisions, specifications, and quality assurance, testing and inspection requirements of such Government Contracts, whether incorporated expressly, by reference or by operation of law.

(d) The Member has complied in all material respects with all applicable representations, certifications and disclosure requirements under each of the Government Contracts and each of the Bids. All facts set forth or acknowledged in any representations, certifications or disclosure statements made or submitted by the Member in connection with such Government Contracts and Bids were true, accurate and complete as of the date of submission.

(e) In connection with the Government Contracts, there are no adverse or negative past performance evaluations or ratings by the U.S. Government or other Governmental Entity, and, to the Knowledge of the Member, there are no facts that are reasonably likely to result in any adverse or negative past performance evaluation or rating by the U.S. Government, or that are reasonably likely to affect the evaluation of the Companies' (or its successor's) future Bids. With respect to the Government Contracts, neither the U.S. Government (or any other Governmental Entity) nor any prime contractor or higher-tier subcontractor under a Government Contract, has notified the Member in writing or, to the Knowledge of the Member, orally, of any

actual or alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification.

(f) There is no pending or asserted claim for price adjustment under the Truth in Negotiations Act or under any other applicable Law by which a reduction in the price of any of the Government Contracts could be asserted by the U.S. Government, other Governmental Entity, a prime contractor, or a higher-tier subcontractor.

(g) All invoices and claims, including requests for progress payments and provisional costs payments, submitted by the Member to the U.S. Government, any other Governmental Entity, any prime contractor or higher-tier subcontractor under a Government Contract were accurate and complete in all material respects as of their submission date.

(h) The Member has not received any show cause, cure, deficiency, default or similar notice relating to any of the Government Contracts. The Member has not received written or, to the Knowledge of the Member, oral notice terminating any Government Contract for convenience or default or indicating an intent to terminate any Government Contract for convenience or default. There are no claims or disputes arising under the "Disputes" clause (FAR § 52.233-1), or any equivalent state or local Law, relating to any Government Contract that have been asserted by the U.S. Government, any other Governmental Entity, any prime contractor, any higher-tier subcontractor or any third party. There are no outstanding claims or disputes arising under the "Disputes" clause (FAR § 52.233-1), or any equivalent state or local Law, relating to Government Contracts that have been asserted by the Member.

(i) Neither the Member nor, to the Knowledge of the Member, any director, officer, employee or partner of the Member, has been or is now suspended, debarred or proposed for suspension or debarment from government contracting (including, but not limited to, with any federal, state or local Governmental Entities).

(j) Neither the Member nor, to the Knowledge of the Member, any director, officer, employee or partner of the Member has undergone or is undergoing any audit, review, inspection, investigation, survey or examination of records relating to any of the Government Contracts.

(k) Neither the Member nor, to the Knowledge of the Member, any director, manager, officer, employee, partner, representative or consultant of the Member has been or is now under any administrative, civil or criminal investigation or indictment involving alleged false statements, false claims or other violations of Law relating to Government Contracts or Bids.

(l) Neither the Member nor, to the Knowledge of the Member, any director, manager, officer or employee of the Member has in the last three (3) years been or is now a party to any administrative or civil litigation involving alleged false statements, false claims or other violations of Law relating to Government Contracts or Bids.

(m) Neither the U.S. Government (or any other Governmental Entity), nor any prime contractor or higher-tier subcontractor under a Government Contract has withheld or set

off, or, to the Knowledge of the Member, attempted to withhold or set-off, monies due to the Member under any of Government Contracts.

(n) The Member has not received written notice that any of its cost accounting, purchasing, inventory, quality control or other systems are not in compliance in all material respects with all applicable requirements of its Government Contracts. The Member has not received written notice from the U.S. Government, any other Governmental Entity, any prime contractor or any higher-tier subcontractor under a Government Contract that questions or disallows any costs claimed by the Member under the Government Contracts.

(o) The Member has made no assignments of Government Contracts or of any interests in Government Contracts.

(p) Section 3.15(p) of the Company Disclosure Schedule lists all property of a Governmental Entity which has been provided to the Member pursuant to Government Contracts and which is in the Member's possession.

(q) All test, inspection and project results provided by the Member to any Governmental Entity pursuant to any Government Contract or to any other Person pursuant to a Government Contract, or as part of the delivery to any Governmental Entity or other Person pursuant to a Government Contract, were accurate and complete in all material respects as of the date so provided.

(r) Except as set forth in Section 3.15(r) of the Company Disclosure Schedule, no Government Contract was awarded to the Member based in whole or in part on its status as a small business concern, a small disadvantaged business concern, a woman-owned small business concern, a HUBZone small business concern, or a program participant in the Small Business Administration's Section 8(a) or equivalent state program. The Member is not claiming eligibility under any of these small business categories or qualifications with respect to any outstanding Bids. The exercise of any options under Government Contracts will not require the Member to certify or recertify that it is a small business concern, a small disadvantaged business concern, a woman-owned small business concern, a HUBZone small business concern, or a program participant in the Small Business Administration's Section 8(a) or equivalent state program. To the Knowledge of the Member, neither the U.S. Government (or any other Governmental Entity), any prime contractor, nor any higher-tier subcontractor intends not to exercise an option under any Government Contract in a timely manner within its reasonable discretion.

(s) The Member has not made a disclosure required by the "Mandatory Disclosure Rule" as implemented by the FAR § 9.406-2, § 9.407-2 or § 52.203-13 or equivalent state or local Law and, to the Knowledge of the Member, there are no facts that would require any such mandatory disclosure under such FAR provisions or equivalent state or local Law.

(t) Section 3.15(t) of the Company Disclosure Schedule sets forth for each Government Contract the dollar amounts of the Backlog of the Member thereunder as of the date hereof (calculated by the Member consistent with past practice) and the name of the customer or project.

(u) All of the Member's business and operating systems used or employed in securing and performing its Government Contracts, including its bid and proposal pricing, indirect rate proposal systems, confidential and classified information access, maintenance and control systems, time-keeping, labor charging, wage classification, Service Contract Act, Fair Labor Standards Act, and all other applicable labor law compliance systems, are and were in compliance in all material respects with all applicable Laws and material solicitation and contract terms, and all other conditions and provisions, including the provisions of the FAR governing applicable cost accounting standards in Part 30 and applicable cost principles in Part 31.

(v) The Member does not have any material Liability or obligation that is pending and must be satisfied in order to affect the formal close out of Government Contracts that have been fully performed as of the Closing Date. The contracts disclosed in Section 3.15(v) of the Company Disclosure Schedule have task orders that have been completed but have not yet been formally closed as of the Closing Date.

(w) None of the Government Contracts is subject to Cost Accounting Standards under 48 C.F.R §§ 9904 et seq. or any equivalent state or local Law.

(x) To the extent any Tax is not included on a Tax Return of the Member, the Member is entitled to an exemption from taxation for such amount or is entitled under its Government Contracts to be reimbursed for any such Taxes.

(y) No Government Contract of the Member, except as disclosed in Section 3.15(y) of the Company Disclosure Schedule, obligates the Member to utilize the services of any other party or restricts the Member in any manner in connection with the submission of Bids.

(z) Immediately before the Contributed Assets are contributed to the Company and the Closing the Company will not be a party to any Government Contract.

3.16 Interested Party Transactions. No officer, director, member or to the Knowledge of the Member shareholder (nor to the Knowledge of the Member any ancestor, sibling, descendant or spouse of any of such Persons, or any trust, partnership, corporation or other entity in which any of such Persons has or has had an interest) of either of the Companies has or has had, directly or indirectly, (i) an economic interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that the Companies furnish or sell, or propose to furnish or sell related to the Business, or (ii) any economic interest in any entity that purchases from or sells or furnishes to the Companies, any services, products or technology related to the Business, or (iii) a beneficial interest in any Assigned Contract.

3.17 Legal Proceedings. There is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of each of the Companies, threatened against either of the Companies, any of their respective properties (tangible or intangible) or any of their respective officers, managers, directors, Employees, trustees or representatives in their respective capacities as such that involves or would be expected to have any impact on the Contributed Assets, the Business or the Transactions. To the Knowledge of each of the Companies there is no

investigation, inquiry or similar proceeding pending or, to the Knowledge of each of the Companies, threatened against either of the Companies, any of their properties (tangible or intangible) or any of their officers, mangers, directors, Employees, trustees or representatives in their respective capacities as such by or before any Governmental Entity that involves or would be expected to have a materialimpact on the Contributed Assets or the Business. No Governmental Entity has provided either of the Companies with written notice challenging or questioning the legal right of the Companies to conduct the Business as conducted at that time or as presently conducted. There is no action, suit, claim or proceeding of any nature pending, or which either of the Companies has commenced preparations to initiate, by either of the Companies against any Person in respect of the Contributed Assets or the Business.

3.18 Environmental Matters.

(a) The Companies have at all times complied and are in compliance, in all material respects, with all Environmental Laws, which compliance has included obtaining and complying at all times, in all material respects, with all Permits required pursuant to Environmental Laws for the occupation of its facilities and properties and the operation of its business. Neither of the Companies has received any notice, report or other information regarding any actual or alleged violation of, or liability under, Environmental Laws with respect to its past or current operations, properties or facilities.

(b) To the Knowledge of the Company, none of the following exists at any property or facility owned or operated by the either of the Companies: (i) underground storage tanks; (ii) asbestos-containing material; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills, surface impoundments, or disposal areas. Neither of the Companies has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any substance, including any Hazardous Materials, or owned or operated any property or facility (and no such property or facility is contaminated by any Hazardous Materials) so as to give rise to any current or future liability or corrective or remedial obligation under any Environmental Laws.

(c) Neither of the Companies has assumed, provided an indemnity with respect to, or otherwise become subject to any material liabilities of any other Person under any Environmental Law.

(d) Each of the Companies has previously disclosed to Purchaser copies of all written reports and material correspondence, notices or other materials, if any, in its possession or control pertaining to: (i) environmental surveys or assessments for real property now or previously owned or operated by either of the Companies with respect to the Business and any improvements thereon; or (ii) any actual or alleged violation of Environmental Laws on, affecting or otherwise involving said real property and any improvements thereon. Further, each of the Companies has previously disclosed to Purchaser (i) the addresses of all properties previously owned or operated by either of the Companies in connection with the operating of the Business or the Contributed Assets, and (ii) all sites to which each of the Companies has sent Hazardous Materials for treatment, storage or disposal in connection with the operation of the Business or the Contributed Assets.

3.19 Employee Benefits.

(a) The Company has no "employee benefit plans" as such term is defined in Section 3(3) of ERISA (such as pension and 401(k) plans, and medical, life, and disability plans), or bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, cafeteria plan, dependent care plan, supplemental retirement or other benefit plans, programs or arrangements or any employment, termination, severance, retention, stay bonuses or other contracts, agreements, plans, programs or arrangements for the benefit of any current or former employees, officers or directors of the Company. The Companies have listed in Section 3.19(a) of the Company Disclosure Schedule every "employee benefit plan" as such term is defined in Section 3(3) of ERISA (such as pension and 401(k) plans, and medical, life, and disability plans), or any bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, cafeteria plan, dependent care plan, supplemental retirement or other benefit plan, program or arrangement or any employment, termination, severance, retention, stay bonus or other contract, agreement, plan, program or arrangement for the benefit of any current or former employee, officer or director of the Member related to the Business (collectively, the "***Employee Benefit Plans***") that the Member maintains or makes contributions to or has any responsibility for.

(b) Neither the Company, nor the Member with respect to the Business, , nor any employer (whether or not incorporated) that would be treated together with either of the Companies as a single employer within the meaning of Section 414 of the Code, has ever maintained a pension plan subject to Section 412 of the Code or Title IV of ERISA, or has ever maintained, contributed to or been required to contribute to any employee benefit plan that is a "multiemployer plan" (as defined in Section 3(37)(A) or (D) of ERISA), or a "single employer pension plan" (within the meaning of Section 4001(a)(15) of ERISA), for which either of the Companies could incur liability under Sections 4063 or 4064 of ERISA. Neither the Company, nor the Member with respect to the Business, has made any promise (whether through an Employee Benefit Plan or otherwise) to provide medical, life or disability benefits for periods after an employee's termination of employment or a director's or consultant's end of service to either of the Companies, except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("***COBRA***") or except as set forth in Section 3.19(b) of the Company Disclosure Schedule. Except as set forth in Section 3.19(b) of the Company Disclosure Schedule, neither the Company, nor the Member with respect to the Business, nor any employer (whether or not incorporated) that would be treated together with either of the Companies as a single employer within the meaning of Section 414 of the Code, has ever participated in a "multiple employer plan" within the meaning of Section 413 of the Code that covers Employees.

(c) With respect to the Business, COBRA, individuals (i) who had a COBRA qualifying event prior to the Closing and who timely elected COBRA coverage under one or more of the Member's plans and (ii) Employees and their spouses or dependents who have a COBRA qualifying event with respect to the Member's plans on the Closing Date shall be covered under Member's applicable plan(s) for the remainder of any COBRA coverage period to which they are entitled by law.

(d) Neither the execution and delivery of this Agreement nor the consummation of the Transactions, either alone or in connection with any other event (whether

contingent or otherwise), will result in a payment or benefit becoming due or payable to, or required to be provided to, any director, officer or employee of the Companies under any Employee Benefit Plan or otherwise which will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered. Neither the Company, nor the Member with respect to the Business, has any actual or potential obligation to reimburse or otherwise "gross up" any Employee or other service provider to the Company or to the Member with respect to the Business for any Tax imposed on such Person or any interest or additional Tax set forth under Code Sections 409A(a)(1)(B), 457A(c), or 4999.

3.20 Employees.

(a) Section 3.20(a) of the Company Disclosure Schedule sets forth a table listing the name, salary or pay rate, fee, service date, benefits, vacation entitlement and accrual, commissions, bonus and title of each Employee, contractor and/or consultant of the Business, including Employees on inactive status, including lay-off, short term disability leave, long term disability leave, pregnancy leave or other extended absences, or receiving benefits pursuant to workers compensation legislation, and specifies the last date of active employment, the reason for the absence and the expected date of return of each such Employee.

(b) Section 3.20(b) of the Company Disclosure Schedule contains a true, correct and complete list of all independent contractors (collectively, "***Independent Contractors***") of the Companies that are presently engaged by the Companies and support the Business, and an indication of which, if any, of such Independent Contractors cannot be terminated on thirty (30) days' notice or less or at any time, without Liability.

(c) To the Knowledge of each of the Companies, within the past five (5) years, no Employee or Independent Contractor listed on Section 3.20(a) or Section 3.20(b) of the Company Disclosure Schedule has been in violation in any material respect of any employment contract, non-disclosure agreement, noncompetition or non-solicitation agreement or restrictive covenant to a former employer relating to the right of any such Person to be employed or retained by the Companies because of the nature of the business conducted by the Companies. To the Knowledge of each of the Companies, no such Employee or Independent Contractor is or, within the past five (5) years, has ever been in violation in any material respect of any employment contract, non-disclosure agreement, noncompetition or non-solicitation agreement or restrictive covenant in respect of an agreement or contract between either of the Companies, on one hand, and such Employee or Independent Contractor, on the other hand.

(d) Neither of the Companies is bound by any collective bargaining agreement or other labor union contract covering any of the Employees of the Business, and there exists no organizational effort presently being made or threatened by or on behalf of any labor union with respect to such Employees. Neither of the Companies has engaged in any unfair labor practice or unlawful wage and hour or employment practice, and there are no charges of any unfair labor practice or unlawful wage and hour or employment practice pending against either of the Companies before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Review Commission, the Department of Labor or any other Governmental Entity. Neither of the Companies has experienced any strikes,

grievances, claims of unfair labor practices, collective bargaining disputes or other labor disputes or controversies and, to the Knowledge each of the Companies, none of the foregoing are threatened. No Employee or Independent Contractor of the Business has given notice of any intent to terminate his or her employment or engagement, as applicable, with either of the Companies or Purchaser during the next twelve (12) months.

(e) In its operation of the Business, each of the Companies is in compliance in all material respects, and has in the past three (3) years complied in all material respects, with all Laws concerning the classification of employees and independent contractors, and each of the Companies has, in all material respects, properly classified all such persons for purposes of participation in the Employee Benefit Plans and other applicable Laws. Each of the Companies (i) is in compliance in all material respects, and has complied in all material respects in the past three (3) years, with all Laws concerning employment, employment practices, terms and conditions of employment and wages and hours (including all Laws relating to overtime, deductions, withholding, employment discrimination and retaliation, workplace harassment, family and medical or other leave, civil rights, health and safety, workers compensation, pay equity and I-9 or other employment eligibility verification; (ii) has withheld and reported all amounts required by Law or by agreement to be withheld and reported from the wages, salaries and other payments to employees; (iii) is not liable for any arrearages of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, workers' compensation benefits, social security benefits, disability benefits or other benefits for employees (other than routine payments to be made in the normal course of business and consistent with past practice).

3.21 Insurance. Section 3.21 of the Company Disclosure Schedule lists all insurance policies covering the Contributed Assets, Leased Real Property, and Employees, officers and directors (in their respective capacities as such) of the Business which policies will not be transferred to the Company at Closing.

3.22 Compliance with Laws; Permits.

(a) Each of the Companies has been and is currently in compliance in all material respects with all Laws applicable to the Business or by which any of the Contributed Assets is bound and has not received any notices of material violation with respect to any Laws.

(b) Each of the Companies is in possession of all Permits (or, with respect to the Company, will be in possession of all Permits following the Contribution) required under applicable Law for the current operation of the Business and in compliance in all material respects with the requirements and limitations included in such Permits. Section 3.22(b) of the Company Disclosure Schedule lists all such Permits, each of which is in full force and effect. There is no investigation or proceeding pending or, to the Knowledge of the each of the Companies, threatened that would result in the termination, revocation, suspension or restriction of any Permit that is material to the Business or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any material Permit. Neither of the Companies has received written notice from a Governmental Entity alleging the failure to hold any Permit that is material to the Business or the violation of any term thereof.

3.23 Anti-Bribery Laws. In the operation of the Business, neither of the Companies has made any payment, directly or indirectly, to any person in violation of any applicable federal, provincial, state, local or foreign procurement Laws, including Laws relating to bribes, gratuities, kickbacks, lobbying expenditures, political contributions and contingent fee payments. Neither of the Companies nor, to the Knowledge of each of the Companies, any third party acting on behalf of either of the Companies, has offered, paid, promised to pay, or authorized, or will offer, pay, promise to pay, or authorize, directly or indirectly, the giving of money or anything of value to any appointed or elected official, any government employee, any political party, party official, or candidate for political office, or any officer, director or employee of any Governmental Entity, or to any other Person for the purpose of influencing any act or decision of such Person in his, her or its official capacity or inducing such Person to use his, her or its influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity, or to obtain an improper advantage in order to assist either of the Companies or any third party in obtaining or retaining business for, or directing business to, either of the Companies.

3.24 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or the Business related to the Contributed Assets.

3.25 Minute Books. The minutes of the proceedings of meetings and written resolutions of the Board of Directors and the shareholders of the Member provided to Purchaser are the only minutes and resolutions of the Companies as of the date of this Agreement that are relevant to the Contributed Assets or the Business.

3.26 Prepaid Expenses. The prepaid expenses listed on Schedule 2.6(a) represent bona fide prepaid expenses of the Business for work begun, but not completed, as of the Closing and were incurred in the Ordinary Course of Business.

3.27 Accounts Receivable. All accounts receivable of the Business are reflected properly on the Financial Statements and arose from bona fide sales of products or services to Persons not affiliated with the Companies and in the Ordinary Course of Business and constitute only valid, undisputed claims of the Companies in respect of the Business not subject to valid claims of setoff or other defenses or counterclaims.

3.28 Accounts Payable . All accounts payable of the Business are reflected properly on the Financial Statements and arose from bona fide arm's length transactions in the Ordinary Course of Business. Since December 31, 2015, the Companies have paid the accounts payable of the Business in the ordinary course of its business. There are no accounts payable of the Business owed to any Person that is an Affiliate, convertible debt holder, director, officer or employee of the Companies or any Affiliates thereof. Section 3.28 of the Company Disclosure Schedule sets forth a complete and accurate listing of all accounts payable of the Business as of the date hereof.

3.29 Brokers. Except as set forth in Section 3.29 of the Company Disclosure Schedule, neither of the Companies has incurred, nor will either of them incur, directly or indirectly, any liability for investment banking fees or for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or the Transactions and

the amount of any such fees, commissions or charges is set forth in Section 3.29 of the Company Disclosure Schedule.

3.30 Indebtedness. Following the Contribution, the Company will have no Indebtedness other than accounts payable that are a part of the Contributed Assets as set forth in Section 3.28 of the Company Disclosure Schedule.

3.31 Inventory. All Inventory is in good operating and working condition for their respective purposes (ordinary wear and tear excepted), and no inventory of the Business is with customers, agents, distributors, representatives, or other persons on consignment. The inventory of the Business is of a quality and quantity useable and, with respect to finished goods, saleable in the Ordinary Course of Business, and are of a quantity sufficient to enable the Company to carry on the Business of as presently conducted following the Transactions. None of the Inventory is obsolete, excess, slow moving or other irregular items. Following the Contribution the Company will own all of the Inventory free and clear of all Liens other than Permitted Liens.

3.32 Representations Complete. None of the representations or warranties made by the Companies (as modified by the Company Disclosure Schedule) in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Company and the Member as follows:

4.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of North Carolina. Purchaser has the corporate power to own its properties and to carry on its business as currently being conducted.

4.2 Authority. Purchaser has all requisite corporate power and authority to enter into this Agreement and the Related Agreements to which it is a party, and to consummate the Transactions. The execution and delivery of this Agreement and the Related Agreements to which Purchaser is a party and the consummation of the Transactions have been duly authorized by all necessary action on the part of Purchaser, and no further action is required. This Agreement and the Related Agreements to which Purchaser is a party have been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Purchaser, enforceable against it in accordance with their respective terms, except as such enforceability may be subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. No consent, waiver, approval, order or authorization of, or registration, declaration or filing, with any Governmental Entity is required by or with respect to the Purchaser in

connection with the execution and delivery of this Agreement or the consummation of the Transactions.

4.3 No Conflicts. The execution and delivery by Purchaser of this Agreement and the Related Agreements to which Purchaser is a party, and the consummation of the Transactions, will not (with or without notice or lapse of time, or both): (a) contravene or result in any violation of any provision of the certificate of incorporation and bylaws of Purchaser; (b) result in a material breach of, constitute a material default under, result in the acceleration of any material obligation under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any material Contract to which Purchaser is a party or by which Purchaser is bound or to which any of Purchaser'sassets is subject; (c) result in any material violation of any Law to which Purchaser is subject or (d) require the consent, authorization or approval of, or require any notification to, any Person.

4.4 Litigation. There is no action, suit, claim or proceeding of any nature pending, or to the knowledge of Purchaser, threatened, against Purchaser which, if adversely determined, would reasonably be expected to prohibit or materially restrain the ability of Purchaser to enter into this Agreement or the Related Agreements or to consummate the Transactions.

4.5 Acquisition. Purchaser is acquiring the Purchased Units hereunder for investment purposes only, solely for such Purchaser's own account and not with a current view to, or for resale in connection with, any distribution or other disposition thereof in violation of the Securities Act or any applicable state securities law. Purchaser understands that the Purchased Units have not been registered under the Securities Act on the grounds that the sale provided for in this Agreement is exempt from registration under the Securities Act, and that the Member's reliance on such exemption is predicated in part on Purchaser's representations set forth herein. Purchaser represents that: (i) it is an "accredited investor" as such term is defined in Rule 501 promulgated under the Securities Act; and (ii) its financial situation is such that it can afford to bear the economic risk of holding the Purchased Units purchased by it for an indefinite period of time.

4.6 Brokers. Purchaser has not incurred, nor will it incur, directly or indirectly, any liability for investment banking fees or for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or the Transactions.

4.7 Solvency. Immediately after giving effect to the transactions contemplated hereby, Purchaser will be solvent and will: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. In connection with the transactions contemplated hereby, Purchaser has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

ARTICLE V

PRE-CLOSING COVENATNS

The Parties agree as follows with respect to the period from the execution and delivery of this Agreement until the earlier of the Closing Date or the termination of this Agreement pursuant to the terms hereof:

5.1 Access and Investigation . The Member shall permit, and shall the cause the Company to permit, and the Company shall permit, Purchaser to have reasonable access upon reasonable advance notice, during normal business hours, to the offices, employees, officers and other personnel, properties, books and records of the Member or the Company relating to the Business that Purchaser may reasonably request; provided, that Buyer's access under this Section 5.1 shall be exercised in a manner as to not unreasonably interfere with the Company, the Member or the Business.

5.2 Notice of Certain Events; Proceedings .

(a) From the date hereof until the Closing or until this Agreement is terminated pursuant to the terms hereof, the Member and the Company shall promptly notify Purchaser of (i) the occurrence, or failure to occur, of any event which causes any representation and warranty of the Member or the Company contained in this Agreement to be untrue or inaccurate in any respect or that will or may result in the failure to satisfy any of the conditions specified in Section 7.2, and (ii) any failure of the Member or the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any such Party under this Agreement or the other agreements contemplated hereby. Notwithstanding the foregoing, provision of such information shall not be deemed to update the Company Disclosure Schedules or correct any breach of any representation or warranty.

(b) Each Party shall promptly notify the other Parties in writing upon becoming aware of any order or decree or any complaint praying for an order or decree restraining, enjoining or challenging the consummation of this Agreement, any agreement contemplated hereby or the transactions contemplated hereunder or thereunder, or upon receiving any notice from any Governmental Entity of its intention to institute an investigation into, or institute a suit or proceeding to restrain or enjoin the consummation of this Agreement or the transactions contemplated hereby. Each Party will each use commercially reasonable efforts to contest, defend and resolve any such suit, proceeding or injunction brought against it so as to permit the prompt consummation of the transactions contemplated hereby.

5.3 Conduct of Business . Except as required or contemplated in connection with the transactions contemplated by this Agreement, and except as otherwise set forth in this Agreement, disclosed in the Company Disclosure Schedules, or consented to by Purchaser, the Member and the Company shall not:

(a) issue or sell any units, membership interest, ownership interest, notes, bonds or other securities (or any restricted equity, option, profits interest, warrant or other right to acquire the same or phantom stock) of the Company or change the equity capitalization or capital structure of the Company;

(b) change any method of accounting or accounting practice or policy used by the Business (including with respect to the timing of the payment of accounts payable or accrued expenses, the collection of accounts receivable, or making any material changes in its cash management practices) or make any material change outside the Ordinary Course of Business in the manner in which the Business extends discounts to customers, other than such changes as are required by a Governmental Entity;

(c) settle or compromise any material claims of the Member related to the Business or of the Company in excess of $10,000 individually or $25,000 in the aggregate, or commence any material investigation, claim, litigation, arbitration or other proceeding, other than for routine collection of accounts;

(d) (A) enter into any material contract (including any contract required to be listed on Schedule 3.14(a) and any Government Contract) (each, a "***Material Contract***") other than any contract with a customer or a supplier that does not involve payments to or from the Company in excess of $10,000, (B) amend in any material respect, modify in any material respect or waive any material right under any Material Contract, or (C) cancel or terminate any Material Contract;

(e) make, revoke or change any Tax election, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, or settle or compromise any claim or assessment, surrender any right to claim a refund offset or other reduction in liability, consent to any extension or waiver of the limitations period applicable to any claim or assessment, in each case with respect to Taxes related to the Business;

(f) sell, assign, license, sublicense, abandon, or otherwise dispose of any Company Intellectual Property or Intellectual Property Rights related to the Business;

(g) other than capital expenditures made in the Ordinary Course of Business, make any capital expenditures in excess of $15,000 in the aggregate for the Business, taken as a whole;

(h) incur any Indebtedness (excluding trade payables in the Ordinary Course of Business), or guarantee any Indebtedness related to the Business or in any way related to or affecting the Contributed Assets;

(i) with respect to the Company or the Business, (A) adopt, enter into, terminate or amend any Employee Benefit Plan, or any other employee plan, policy, agreement or arrangement or any collective bargaining agreement; (B) cause or permit the Company to employee any Person, (C) grant any equity compensation to any Person, (D) pay any material benefit not provided for under any Employee Benefit Plan set forth on Section 3.19(a), (E) grant any awards under any bonus, incentive, equity, performance or other compensation plan or arrangement or benefit plan, including the grant of performance units or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, (F) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan, (G) hire any new employees of the Business; or (H) terminate any key employee of the Business other than for cause;

(j) sell, assign, lease, sublease, license, sublicense, pledge or otherwise transfer or dispose of or grant any option or rights in, to or under, or incur any Lien on, any of the Contributed Assets, except for the sale of inventory in the Ordinary Course of Business;

(k) cause the Company to (A) acquire or negotiate for the acquisition of any Person or business, (B) make any loan to, investment in or capital contribution to any Person or (C) otherwise acquire or agree to acquire any securities or assets of any Person that are material, individually or in the aggregate, to the Company;

(l) merge or consolidate or agree to merge or consolidate with or into any other Person;

(m) permit the Company to enter into any material transaction, agreement or arrangement with the Member or Affiliate thereof;

(n) revalue the assets of the Business, including writing down or writing off the value of inventory or writing off notes or accounts receivable;

(o) implement any facility closings or mass layoffs that would implicate the WARN Act;

(p) operate the Business other than in the Ordinary Course of Business;

(q) fail operate the Business in compliance in all material respects with all applicable Laws;

(r) fail maintain policies of liability and casualty insurance of substantially similar coverage as the policies currently carried by the Member with respect to the Business;

(s) create or assume any new Liens upon any of the Contributed Assets or create, assume or permit an Lien on the Purchased Units;

(t) cause or permit any amendment to the Company Charter Documents;

(u) elect for the Company to be treated as an association taxable as a corporation for United States federal income tax purposes;

(v) take any other action outside the Ordinary Course of Business with respect to the Company or the Business, or authorize, propose or agree to take any of the actions specified in the foregoing.

5.4 Exclusivity.

(a) Until the earlier of (a) the Closing or (b) the date of termination of this Agreement pursuant to the provisions hereof, neither the Member nor the Company will, nor will the Member or the Company permit, encourage, authorize or direct, as applicable, any of the Member's or the Business's officers, directors, employees, stockholders, agents, representatives or Affiliates (any of such persons a "***Representative***"), to, directly or indirectly, take any of the

following actions with any Person other than Purchaser and its designees: (i) solicit, encourage, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, in each case with respect to any offer or proposal to acquire or license all, substantially all, or a significant portion of the Contributed Assets or other assets related to the Business, or any amount of the Company's equity securities (whether or not outstanding), whether by merger, purchase of assets, equity purchase (including convertible securities), license, tender offer or otherwise (including any option or right with respect to any of the foregoing), or enter into any agreement providing for, or effect, any such transaction; (ii) disclose any information not customarily disclosed in the Ordinary Course of Business to any Person concerning the Business (except as required by applicable law, rules or regulations), or afford to any Person or entity access to the properties, technologies, books or records or other information related to the Business, not customarily afforded such access; (iii) assist or cooperate with any Person to make any proposal to (x) purchase all or any part of the Company's equity securities or all the Member's equity securities or all, substantially all or a significant portion of the Business or the Contributed Assets or (y) license all or any material portion of the Contributed Assets; or (iv) enter into any agreement or arrangement with any Person providing for the acquisition of the Company, the Member or the Business, whether by merger, purchase of all, substantially all or a significant portion of the Business, the Contributed Assets or the Company or the Member's assets, technologies or properties, license, tender offer or otherwise.

(b) In the event that the Member, the Company or any their respective Representatives receives or becomes aware of, prior to the Closing Date or the termination of this Agreement in accordance with the terms hereof, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (a)(i), (a)(iii) or (a)(iv) above, or any request for disclosure or access as referenced in clause (a)(ii) above, the relevant party shall immediately (A) suspend any discussions with such offeror or Person with regard to such offers, proposals or requests (including any of the foregoing undertaken by Representatives) and (B) notify Purchaser thereof. The Member or the Company shall be deemed to have breached the terms of this Section 5.4 if any Representative takes any action, whether in his or its capacity as such or in any other capacity, that is prohibited by this Section 5.4 or that would be a breach of this Section 5.4 if taken by the Member or the Company directly.

(c) The Parties agree that irreparable damage would occur in the event that the provisions of this Section 5.4 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Buyer will be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 5.4 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Buyer may be entitled at law or in equity.

5.5 Schedules. Following the date hereof, the Member and the Company shall continue to update the Company Disclosure Schedule as may be necessary from the date hereof until the Closing Date, provided, that, such any such updated Schedules shall not be deemed to update or correct any breach of any representation or warranty. At least two (2) Business Days prior to the Closing, the Member will deliver updated versions of each Schedule contemplated by Section 2.1 and Section 2.6 and, provided the cause of such update is not a breach of any of the Member's or

the Company's covenants hereunder, such Schedules will update the corresponding Schedule attached hereto.

5.6 Novation Documents . Within ten (10) Business Days of the date of this Agreement, the Member and Company shall deliver to Purchase drafts of all documentation required for novation of the Governmental Contracts by Federal Acquisition Regulation Part 42, Subpart 41.1204(c), or equivalent state or local Laws, requited to complete the novation of the Government Contracts in accordance with the Federal Acquisition Regulation Part 42, Subpart 42.12, or equivalent state or local Laws (the "***Novation Documents***"). The Member and the Company will permit the Purchaser to review and comment on all such documentation and will implement any such comments into the Novation Documents.

5.7 Commercially Reasonable Efforts. On the terms and subject to the conditions of this Agreement, each of the Purchaser, the Company, and the Member shall use its commercially reasonable efforts to cause the Closing to occur, including taking all commercially reasonable actions to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing to obtain each consent of, and make all required filings with, any Governmental Authority or third party required to consummate the transactions contemplated by this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Publicity. No public release or announcement concerning the Transactions will be issued by the Member or its Affiliates or representatives without the prior written consent of Purchaser (such consent not to be unreasonably withheld, delayed or conditioned), except as required by law or regulatory authorities, provided, that, if such disclosure is required by law (i) the Member will provide a copy of any such disclosure to the Purchaser prior to making such disclosure, (ii) will permit the Purchaser to comment on any such disclosure and (iii) will include any reasonably requested comments to such disclosure in such disclosure.

6.2 Further Assurances. Each Party hereto, at the request of another Party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or proper for effecting completely the consummation of the Transactions.

6.3 Tax Matters.

(a) Tax Returns for Periods Ending Before the Closing Date. Purchaser will prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns for the Company for Tax periods for which Tax Returns have not been filed as of the Closing Date.

(b) Liability for Taxes. The Member will be liable for, pay and indemnify and hold harmless Purchaser Indemnified Parties from and against (i) any Tax with respect to the Member, the Company, the Contributed Taxes or the Business that is attributable to, relates to, or arises in respect of any Pre-Closing Tax Period, (ii) all Losses arising out of any breach or inaccuracy of a representation or warranty with respect to Taxes set forth in Section 3.11 without

giving effect to any qualifications as to materiality, or similar qualifications contained in such representations and warranties, (iii) all Losses arising out of any breach or failure by the Company or the Member to comply with any covenant or obligation with respect to Taxes set forth herein, (iv) any Taxes of any Person imposed on the Company as a transferee, successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing Date or on the Closing Date before or through the time of the Closing, and (v) transfer Taxes in accordance with Section 6.3(e). Any amount payable by the Member pursuant to this Section 6.3 must be made on the later of (x) five (5) days after such payments are requested by Purchaser and (y) five (5) days before the Tax liability is required to be paid to the applicable Tax authority. For the avoidance of doubt, this Section 6.3, and not Article VIII, will control with respect to indemnification obligations of the Member with respect to such Taxes. Notwithstanding any provision of this Agreement to the contrary, the indemnification obligations of the Member pursuant to this Section 6.3(c) will survive the Closing until the date that is thirty (30) days after expiration of the longest applicable statute of limitations, including any extensions or waivers thereof, for the Taxes involved.

(c) Cooperation on Tax Matters. Purchaser, the Company and the Member will cooperate fully in connection with the preparation and filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes for any Tax of the Company. Such cooperation will include the retention and (upon another Party's request) the provision of records and information that are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, to the extent reasonably available to such Party. Purchaser agrees (i) to cause the Company to retain all Books and Records with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Member, any extensions thereof) of the respective Tax periods, and to abide by all record-retention requirements under applicable Law and pursuant to agreements entered into with any Governmental Entity and (ii) to give the Member reasonable written notice prior to transferring, destroying or discarding any such Books and Records and, if the Member so requests, to allow the Member to take possession of such Books and Records.

(d) Audits and Contests with Respect to Taxes. So long as Tax periods of the Company ending on or before, or including, the Closing Date remain open for an assessment of Tax, Purchaser and the Member will notify the other in writing within fifteen (15) Business Days after receipt by Purchaser or the Member of written or oral notice of any pending or threatened audit or assessment with respect to Taxes of the Company relating to any Tax period.

(e) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred by the Member in connection with the consummation of the Contribution, Purchase and any other Transactions will be paid by or on behalf of the Member when due, at its own expense and the Member will file or cause to be filed all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges. If required by applicable law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

6.4 Novation of the Government Contracts.

(a) The Parties recognize that, in accordance with the Federal Acquisition Regulation Part 42, Subpart 42.12, or equivalent state or local Laws, novation of the Government Contracts is necessary for the full transfer and assignment of the Government Contracts to the Company and that application for novation cannot be made until after the Closing and may take a substantial amount of processing time. Immediately following with Closing, each of the Parties shall complete its respective portion of the Novation Documents and the Member shall deliver its portion to Purchaser and the Company. The Company shall promptly submit such documentation to the appropriate contracting officer and provide a copy thereof to the Member. The Parties will thereafter, promptly and in coordination with the other, respond appropriately to any requests from the contracting officer for additional information or documentation relating to such novation. Each of the Parties shall keep the other Parties fully informed, on a current and timely basis, as to the progress of the novation process and provide to the other party copies of all letters, correspondence, and other material documents to or from any Governmental Entity with respect thereto within ten (10) Business Days of receipt thereof.

(b) In the interim period between (i) the Closing and (ii) the novation of each Government Contract or final close-out and payment of such Government Contract, whichever first occurs, the Member's obligations under such Government Contract will be performed by the Company in accordance with the Pre-Novation Agreement.

(c) If the contracting officer refuses to permit novation of a Government Contract under substantially the same terms and conditions as in effect at the time of Closing in the name of the Company and without material adverse conditions upon any of the Parties and (A) such decision is no longer appealable by Law or regulation or (B) the parties jointly agree, in writing, that such decision cannot or should not as a practical matter be further pursued, appealed, or submitted for reconsideration, then the Pre-Novation Agreement covering such Government Contract shall continue in effect for such Government Contract's term.

6.5 Non-Competition, Non-Solicitation and Confidentiality.

(a) For a period of five (5) years following the Closing Date, the Member agrees that it will not, directly or indirectly, on the Member's s own behalf or on behalf of any of its Affiliates or any other Person, operate, control, engage or participate in a proprietorship, partnership, joint venture, association, corporation, or other business organization or enterprise that, within the Restricted Territory, provides the same or substantially similar services as those performed by the Business as of the Closing Date or otherwise competes with the Business, provided, that, in the event the Purchaser has failed to satisfy its payment obligations under the Note (subject to any cure rights provided therein) and the Member has taken title to the Purchased Units pursuant to its rights under the Pledge Agreement then this Section 6.5(a) shall not apply.

(b) For a period of five (5) years following the Closing Date, the Member agrees that it will not, directly or indirectly, on the Member's own behalf or on behalf of any of its Affiliates or any other Person, (i) induce or attempt to induce any Transferring Employee to leave the employ of the Company or Purchaser, or intentionally, willfully or negligently in any

way interfere with the relationship between the Company or Purchaser and any such Transferring Employee, (ii) hire any person who was a Transferring Employee, or (iii) call on, solicit or service any customer, supplier, independent contractor or other business relation of the Business as of the Closing Date in order to induce or attempt to induce such Person to cease doing business with the Company or Purchaser, or intentionally, willfully or negligently in any way seek to interfere with the relationship between any such customer, supplier, independent contractor or other business relation of the Company or Purchaser, provided, that, in the event the Purchaser has failed to satisfy its payment obligations under the Note (subject to any cure rights provided therein) and the Member has taken title to the Purchased Units pursuant to its rights under the Pledge Agreement then this Section 6.5(b) shall not apply.

(c) The Member agrees that the Member will not, and will cause its Affiliates not to, except in furtherance of the Business or to enforce its rights under this Agreement, disclose or use at any time any Confidential Information. The Member further agrees to take all commercially reasonable and appropriate steps (and to cause each of its Affiliates to take all commercially reasonable and appropriate steps) to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. In the event the Member is required by Law to disclose any Confidential Information, the Member will (to the extent legally permissible) promptly notify Purchaser and the Company in writing, which notification will include the nature of the Law and the extent of the required disclosure, and reasonably cooperate with Purchaser and the Company (at Purchaser's expense) to preserve the confidentiality of such information consistent with any applicable Law.

(d) If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 6.5 are unreasonable, it is the intention and the agreement of the Parties that these provisions will be construed by the court in such a manner as to impose only those restrictions on the Member's conduct that are reasonable in light of the circumstances and as are necessary to assure to Purchaser the benefits of this Agreement. If, at the time of enforcement of any provisions of this Section 6.5, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum period, scope or geographical area that is reasonable under such circumstances will be substituted for the stated period, scope or area, and that the court will be allowed to revise the restrictions contained in this Section 6.5 to cover the maximum period, scope and area permitted by law.

(e) The Member acknowledges that the covenants set forth in this Section 6.5 are an essential element of this Agreement and that, but for the agreement of the Member to comply with these covenants, Purchaser would not have entered into this Agreement. The Member agrees that the covenants set forth in this Section 6.5 are reasonable, necessary and proper. The Member agrees and acknowledge that remedies at law for any breach of its obligations under this Section 6.5 are inadequate and that, in addition thereto, in the event of any such breach, Purchaser will be entitled to seek and obtain equitable relief, including temporary, preliminary and/or permanent injunctive relief and specific performance to compel the Member and its Affiliates' compliance with, and enjoin the Member and its Affiliates from continuing or commencing any activity which would violate any of, the covenants set forth in this Section 6.5. If the Member or its Affiliates breaches any covenant set forth in this Section 6.5, the duration of any covenant so violated will, with respect to the Member, automatically be tolled from the date

of the first breach until the date judicial relief providing effective remedy for such breach or breaches is obtained by Purchaser, or until Purchaser states in writing that it will seek no judicial relief for such breach.

6.6 Hiring by Purchaser. The Member agrees that Purchaser and the Company may solicit for hire or other relationship the Employees listed on Schedule 5.6, and, for the Company's and Purchaser's benefit only, hereby releases such Employees from any restrictive covenants such as non-competes, non-solicits, and non-disclosures that might restrict their ability to accept such a relationship with the Company or Purchaser and consents to such relationships. All such Employees who accept Purchaser's offer of employment and actually perform services for the Company or Purchaser on or after the Closing Date are referred to as the "***Transferring Employees***."

6.7 Trade Name License Rights. Effective as of the Closing, the Member grants to the Company a perpetual, non-exclusive, royalty free license to use the name "Brekford" for the purposes of operating the Business.

6.8 Deposit. Immediately after execution of this Agreement, Purchaser shall deposit $250,000 (the "***Deposit Amount***") in immediately available funds with the Member in accordance with wiring instructions provided to Purchaser by the Member (the "***Deposit***"). Effective as of the Closing of the Purchase, the Deposit shall be deemed payment of a portion of the Purchase Price due to the Member hereunder. The Deposit will be non-refundable except as set forth in this Section 6.8. Notwithstanding the foregoing, in the event the Agreement is terminated in accordance with Section 9.1(b), Purchaser will be entitled to a refund of the Deposit and such refund shall be made within two (2) days of such termination by wire transfer of immediately available funds in accordance with wire instructions provided by the Purchaser to the Member.

6.9 Member's Confidential Information.

(a) The Purchaser agrees that the Purchaser will not, and will cause its Affiliates not to, except in furtherance of the Business or to enforce its rights under this Agreement, disclose or use at any time any Confidential Information of the Member. The Purchaser further agrees to take all commercially reasonable and appropriate steps (and to cause each of its Affiliates to take all commercially reasonable and appropriate steps) to safeguard the Confidential Information of the Member and to protect it against disclosure, misuse, espionage, loss and theft. In the event the Purchaser is required by Law to disclose any Confidential Information of the Member, the Purchaser will (to the extent legally permissible) promptly notify Member in writing, which notification will include the nature of the Law and the extent of the required disclosure, and reasonably cooperate with Member (at Member's expense) to preserve the confidentiality of such information consistent with any applicable Law.

(b) If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this are unreasonable, it is the intention and the agreement of the Parties that these provisions will be construed by the court in such a manner as to impose only those restrictions on the Purchaser's conduct that are reasonable in light of the circumstances and as are necessary to assure to Purchaser the benefits of this Agreement. If, at

the time of enforcement of any provisions of this Section, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum period, scope or geographical area that is reasonable under such circumstances will be substituted for the stated period, scope or area, and that the court will be allowed to revise the restrictions contained in this Section to cover the maximum period, scope and area permitted by law.

(c) The Purchaser acknowledges that the covenants set forth in this Section are an essential element of this Agreement and that, but for the agreement of the Member to comply with these covenants, Member would not have entered into this Agreement. The Purchaser agrees that the covenants set forth in this Section are reasonable, necessary and proper. The Purchaser agrees and acknowledge that remedies at law for any breach of its obligations under this Section are inadequate and that, in addition thereto, in the event of any such breach, Member will be entitled to seek and obtain equitable relief, including temporary, preliminary and/or permanent injunctive relief and specific performance to compel the Purchaser and its Affiliates' compliance with, and enjoin the Purchaser and its Affiliates from continuing or commencing any activity which would violate any of, the covenants set forth in this Section. If the Purchaser or its Affiliates breaches any covenant set forth in this Section, the duration of any covenant so violated will, with respect to the Purchaser, automatically be tolled from the date of the first breach until the date judicial relief providing effective remedy for such breach or breaches is obtained by Member, or until Member states in writing that it will seek no judicial relief for such breach.

(d) For the avoidance of doubt, following the Closing none of the Confidential information related to the operation of the Business or the Contributed Assets will be deemed Confidential Information under this Section 6.7 and the Purchaser will be free to use such information in its discretion.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions Precedent of Member and the Company. The obligations of the Member and the Company to consummate the transactions to be performed by it at the Closing are subject to the satisfaction of each of the following conditions prior to or at the Closing Date:

(a) The representations and warranties of Purchaser set forth in Article IV of this Agreement shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date.

(b) Purchaser shall have performed and complied in all material respects with all of its covenants and agreements set forth in this Agreement to be performed or complied with by it at or prior to the Closing.

(c) There will not be pending any investigation, claim, litigation, arbitration or other proceeding challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, and no order in effect from a Governmental Entity in effect enjoining or preventing consummation of such transactions.

(d) Purchaser shall have made, or stand willing to make, all of the deliveries required under Section 2.9(b).

If any of the conditions set forth in this Section 7.1 have not been satisfied prior to or at the Closing, then the Member or the Company may waive any of such conditions (to the extent not prohibited by applicable Law) and nevertheless elect to proceed with, the consummation of the transactions contemplated hereby. Neither the Member nor the Company may rely on the failure of any condition set forth in this Section 7.1 if such failure was caused by Member's failure to comply with any term or provision of this Agreement or any other agreement contemplated hereby.

7.2 Conditions Precedent of Purchaser. The obligations of Purchaser to consummate the transactions to be performed by it at the Closing are subject to the satisfaction of each of the following conditions prior to or at the Closing Date:

(a) The representations and warranties of Member and the Company set forth in Article III of this Agreement shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date.

(b) Each of the Member and the Company shall have performed and complied in all material respects with all of its covenants and agreements set forth in this Agreement to be performed or complied with by it at or prior to the Closing.

(c) There will not be pending any investigation, claim, litigation, arbitration or other proceeding challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, and no order in effect from a Governmental Entity in effect enjoining or preventing consummation of such transactions.

(d) Purchaser shall have obtained financing sufficient to fund the Cash Purchase Price on terms acceptable to Purchaser in its sole discretion, provided however in the event that the Purchaser hasn't received such financing by the Termination Date and such failure is not caused directly by a breach of this Agreement or a failure to act in good faith by the Member, the Member may retain the Deposit Amount.

(e) Purchaser shall have obtained the written consent of M&T Bank to the Transactions and the documents contemplated hereby, provided however, in the event that the Purchaser hasn't received such consent by the Termination Date and such failure is not caused directly by a breach of this Agreement or a failure to act in good faith by the Member, the Member may retain the Deposit Amount.

(f) No Material Adverse Effect shall have occurred.

(g) All of the Contributed Assets other than the Government Contracts, will have been assigned or contributed to the Company without penalty, breach of contract, or the right of any party to any contract to terminate such contract at, or prior to the Closing unless waived as a condition to the Closing by the Purchaser.

(h) The Company Disclosure Schedule and other Schedules to this Agreement shall be finalized in a form acceptable to Purchaser in its sole discretion.

(i) Each of the Member and the Company shall have made, or stand willing to make, all of the deliveries required under Section 2.9(b).

If any of the conditions set forth in this Section 7.2 have not been satisfied prior to or at the Closing Date, then Purchaser may waive any such condition (to the extent not prohibited by applicable Law) and nevertheless elect to proceed with the consummation of the transactions contemplated hereby. Purchaser may not rely on the failure of any condition set forth in this Section 7.2 if such failure was caused by Purchaser's failure to comply with any term or provision of this Agreement or any other agreement contemplated hereby.

ARTICLE VIII

INDEMNIFICATION

8.1 Survival. All of the representations and warranties of the Parties contained in this Agreement will survive the Closing and continue in full force and effect for a period of eighteen (18) months after the Closing Date; provided, however, that the representations and warranties set forth in Section 3.1 (Organization of the Company and the Member), Section 3.2 (Capitalization), Section 3.3 (Subsidiaries), Section 3.4 (Authority), Section 3.5 (Title to and Condition of Contributed Assets), Section 3.29 (Brokers), Section 4.1 (Organization), Section 4.2 (Authority) and Section 4.6 (Brokers) (the "***Fundamental Representations***") will continue in full force and effect indefinitely. If an indemnification claim is properly asserted in writing pursuant to Section 8.4 prior to the expiration of Survival Period of the representation or warranty that is the basis for such claim, then such representation or warranty will survive until, but only for the purpose of, the resolution of such claim. The covenants and agreements of the Parties set forth in this Agreement will survive the Closing until expiration of the statute of limitations following the date on which performance of such covenant or agreement was required. The applicable period of survival set forth in this Section 8.1 is referred to herein as the "***Survival Period***."

8.2 Indemnification by the Member.

(a) Subject to the terms and conditions of this Article VIII, from and after the Closing, the Member agrees to defend, indemnify and hold harmless Purchaser and its officers, directors, managers, Affiliates, agents, representatives, successors and assigns (including, after the Closing, the Company) (each individually, a "***Purchaser Indemnified Party***" and collectively, the "***Purchaser Indemnified Parties***") from, against and in respect of any claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation and defense (individually, a "***Loss***" and collectively, "***Losses***") arising out of or resulting from:

(i) any breach or inaccuracy of any representation or warranty made by the Company or the Member in this Agreement;

(ii) any failure by the Member to perform or comply with any of its covenants, agreements or obligations contained in this Agreement or any Related Agreement to which it is party;

(iii) any Tax liability that is allocated to the Member in accordance with this Agreement;

(iv) any Excluded Asset;

(v) any Excluded Liability; and

(vi) the operation of the Business prior to the Closing Date.

(b) For purpose of this Article VI, all representations and warranties in Article III will be deemed to have been made without giving effect to any limitation or qualification as to materiality, including the word or phrase "material" and "Material Adverse Effect."

(c) Notwithstanding the foregoing provisions of this Section 8.2 and except as set forth in the last sentence of this Section 8.2(c), the Member will not be required to indemnify or hold harmless the Purchaser Indemnified Parties under Section 8.2(a)(i) of this Agreement unless and until the aggregate amount of all Losses for which the Purchaser Indemnified Parties are entitled to indemnification therefor exceeds $30,000 (the "***Threshold Amount***"), in which case the Purchaser Indemnified Parties will be entitled to recover all Losses resulting from such claim without regard to the Threshold Amount. Except as set forth in this Section 8.2 (including the last sentence of this Section 8.2(c)), the maximum aggregate liability of the Member under Section 8.2(a)(i) will be limited to $1,200,000 (the "***Cap***"). Notwithstanding the foregoing, the Member's liability for (i) any Losses related to fraud or intentional misrepresentation, (ii) pre-Closing Taxes, (iii) indemnification pursuant to Sections 8.2(a)(ii)-(vi) and (iv) any Losses arising from any breach of any Fundamental Representations will not be subject to the Threshold Amount or the Cap.

(d) The Member agrees that it will have no right of contribution from the Company with respect to any Loss claimed by a Purchaser Indemnified Party.

(e) The representations and warranties made under this Agreement by the Member or the Company will not be affected or deemed waived by reason of any investigation made by or on behalf of Purchaser (including by any of its Affiliates or Purchaser's or its Affiliates' advisors, consultants, agents or representatives) or by reason of the fact that Purchaser or any such Affiliates, advisors, consultants, agents or representatives knew or should have known that any such representation or warranty is or might be inaccurate.

8.3 Indemnification by Purchaser.

(a) Subject to the terms and conditions of this Article VIII, from and after the Closing, Purchaser agrees to defend, indemnify and hold harmless the Member and its Affiliates, agents, representatives, successors and assigns (each individually, a "***Member Indemnified Party***" and collectively, the "***Member Indemnified Parties***" and, each of the Member

Indemnified Parties and the Purchaser Indemnified Parties being an "***Indemnified Party***") for any Losses arising out of or resulting from:

(i) any breach or inaccuracy of any representation or warranty made by Purchaser in this Agreement; or

(ii) any failure by Purchaser to perform or comply with any covenant or other agreement applicable to it contained in this Agreement (including any covenant by or with respect to the Company after the Closing) or any Related Agreement to which Purchaser is a party.

(b) Notwithstanding the foregoing provisions of this Section 8.3 and except as set forth in the last sentence of this Section 8.3(b), Purchaser will not be required to indemnify or hold harmless the Member Indemnified Parties under Section 8.3(a)(i) of this Agreement unless and until the aggregate amount of all Losses for which the Member Indemnified Parties are entitled to indemnification therefor exceeds the Threshold Amount, in which case the Member Indemnified Parties will be entitled to recover all Losses resulting from such claim without regard to the Threshold Amount. Except as set forth in this Section 8.3 (including the last sentence of this Section 8.3(b), the maximum aggregate liability of Purchaser under this Article VIII will be limited to the Cap. Notwithstanding the foregoing, Purchaser's liability for (i) any Losses related to fraud or intentional misrepresentation, (ii) indemnification pursuant to Section 8.3(a)(ii), and (iii) any Losses arising from any breach of any Fundamental Representations will not be subject to the Threshold Amount or the Cap.

8.4 Claims for Indemnification. The procedures for indemnification under this Agreement will be as follows:

(a) The Indemnified Party seeking indemnification hereunder (a "***Claimant***") will promptly give notice to the Parties from which indemnification is claimed (the "***Indemnifying Party***") of any demand, suit, assertion of liability or claim. If the claim relates to an action, suit or proceeding filed by another Person against the Claimant (a "***Third Party Claim***"), then such notice will be given by the Claimant within twenty (20) Business Days after written notice of such action, suit or proceeding is given to the Claimant and will include true, correct and complete copies of all suit, service and claim documents; provided, however, that the failure or delay of the Claimant to provide any such notice or deliver such copies will not release the Indemnifying Party from any of its obligations under this Article VI unless (and then solely to the extent that) the Indemnifying Party is materially prejudiced thereby.

(b) With respect to claims solely between the Parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party will have forty-five (45) days to make such investigation of the claim as the Indemnifying Party reasonably deems necessary or desirable, and the Claimant agrees to make available to the Indemnifying Party and its authorized representatives all information relevant and necessary to substantiate the claim, except to the extent any attorney-client privilege would thereby be vitiated. If the Claimant and the Indemnifying Party agree at or prior to the expiration of such forty-five (45)-day period to the validity and amount of such claim, then the Indemnifying Party will promptly pay to the Claimant the full amount of the claim, subject to the terms and limitations hereof. If the

Claimant and the Indemnifying Party do not reach any such agreement within such forty-five (45)-day period, then the Claimant may seek an appropriate remedy at law or in equity, as applicable, subject to the terms and limitations hereof.

(c) With respect to any Third Party Claim, if (i) the Third Party Claim seeks solely monetary damages, (ii) the Indemnifying Party confirms, in writing, its obligation to indemnify and hold the Claimant harmless with respect to such Losses, (iii) the Indemnifying Party reasonably demonstrates that it has the financial resources necessary to defend the matter and fulfill its indemnity obligation, (iv) settlement of, or consent to entry of judgment with respect to, the Third Party Claim is not likely to establish a precedent materially adverse to the Claimant, and (v) the Indemnifying Party covenants to and will defend the Third Party Claim actively, diligently and in good faith, then the Indemnifying Party will, subject to the rights of or duties to any insurer or other third Person having liability therefor, be entitled to, and the Claimant will provide the Indemnifying Party with the right to be exercised within thirty (30) days after receipt of such notice to, assume and maintain control of the defense and settlement of such Third Party Claim (with counsel reasonably satisfactory to the Claimant, which counsel will be at the sole expense of the Indemnifying Party); provided, however, that, if the Indemnifying Party will have exercised such right to assume such control, then the Claimant will be entitled to participate in the defense, compromise or settlement of such Third Party Claim and to employ counsel at its own expense to assist in the handling of such Third Party Claim and, in such event, counsel selected by the Indemnifying Party (and reasonably acceptable to the Claimant) will be required to reasonably cooperate with such counsel of the Claimant in such defense, compromise or settlement. If the Indemnifying Party does not assume the defense of the Third Party Claim, does not comply with the foregoing provisions of this Section 8.4(c), or is not entitled to assume such defense, then the Claimant will be entitled to assume and control such defense and to settle or agree to pay in full such Third Party Claim without the consent of the Indemnifying Party without prejudice to the ability of the Claimant to enforce its claim for indemnification against the Indemnifying Party hereunder. So long as the Indemnifying Party that is permitted and has assumed such control and defense is defending actively, diligently and in good faith any such Third Party Claim against the Claimant, and otherwise complying with the terms of this Section 8.4(c), the Claimant will not settle or compromise such claim or demand. If the Indemnifying Party is permitted and has assumed and is diligently maintaining the defense of any such claim or demand as set forth above, then it will have the power and authority to settle or consent to the entry of judgment of such Third Party Claim without the consent of the Claimant only if the judgment or settlement results solely in the payment by the Indemnifying Party of the full amount of money damages and includes a full and complete release of the Claimant from any and all liability thereunder; provided, that the Indemnifying Party will have made arrangements for the payment of all such damages in a manner reasonably satisfactory to the Claimant. In all other events, the Indemnifying Party will not consent to the entry of judgment or enter into any settlement without the prior written consent of the Claimant.

8.5 Tax Treatment of Indemnification Payments. All indemnification payments under this Agreement will be treated as an adjustment to the Purchase Price, except to the extent that applicable Tax Law does not permit such treatment.

8.6 No Duplication. Any Losses for which any Indemnified Party is entitled to indemnification under this Article VIII will be determined without duplication of recovery by

reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement.

8.7 Right of Offset; Suspension of Payments. Subject to the provisions of this Article VI, Purchaser may, in its sole discretion, satisfy the payment of any amounts that become owed to Purchaser Indemnified Parties pursuant to Section 8.2 or this Article VI by a set-off against any amount owed by Purchaser to the Member, including under the Note, to the extent unpaid. Subject to the provisions of this Article VI, in the event any claim for indemnification is outstanding by any Purchaser Indemnified Party pursuant to Section 8.2 or this Article VI, Purchaser shall be entitled to withhold payment under the Note until such time as such claims are finally resolved in accordance with the provisions of this Article VI. In the event that the novation of any of the Government Contracts in accordance with Section 8.4 and the Pre-Novation Agreement is not completed within six months of the Closing, Purchaser shall be entitled to withhold payment under the Note until such time as the novation of each Government Contract is completed, provided, that, upon completion of the novation all of the Government Contracts, or the entry of the Company into replacement contracts for any non-novated Government Contracts, any payments so withheld will be due and payable with the next scheduled payment due under the Note.

8.8 Trustees and Agents. Each of Purchaser and the Member acknowledge that the other is acting as trustee and agent for the remaining Purchaser Indemnified Parties or Member Indemnified Parties as the case may be, on whose behalf and for whose benefit the indemnity in Section 8.2(a) or Section 8.3(a), as the case may be, is provided and that such remaining Purchaser Indemnified Parties or Member Indemnified Parties, as the case may be, shall have the full right and entitlement to take the benefit of and enforce such indemnity notwithstanding that they may not individually be parties to this Agreement. Each of Purchaser and the Member agree that the other may enforce the indemnity for and on behalf of such remaining Purchaser Indemnified Parties or Member Indemnified Parties, as the case may be, and, in such event, the party from whom indemnification is sought will not in any proceeding to enforce the indemnity by or on behalf of such Purchaser Indemnified Parties or Member Indemnified Parties, as the case may be, assert any defense thereto based on the absence of authority or consideration or privity of contract and each of Purchaser and the Member irrevocably waive the benefit of any such defense.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the Closing as follows:

(a) by mutual written consent of the Member and the Purchaser;

(b) by written notice of Purchaser to the Member, if (i) the Member or the Company has breached any of their representations, warranties, covenants or obligations contained in this Agreement that would cause a failure of a condition precedent set forth in Section 7.2, which breach is not waived by Purchaser and cannot or has not been cured within fifteen (15) days after

the giving of notice by the Purchaser to the Member of such breach, or (ii) if any of the conditions precedent set forth in Section 7.1 (excluding conditions that by their nature are to be satisfied at the Closing) has not been satisfied on or before the Termination Date, so long as, in the cases of clauses (i) and (ii), the failure does not result directly from any breach by the Purchaser of its representations, warranties, covenants or obligations under this Agreement or Purchaser's lack of good faith in cooperating with the Member or the Purchaser's ability to achieve such conditions precedent.

(c) by written notice of the Member to the Purchaser, if (i) the Purchaser has breached any of their representations, warranties, covenants or obligations contained in this Agreement that would cause a failure of a condition precedent set forth in Section 7.1, which breach is not waived by the Member and cannot or has not been cured within fifteen (15) days after the giving of notice by the Member to the Purchaser of such breach, or (ii) if any of the conditions precedent set forth in Section 7.2 (excluding conditions that by their nature are to be satisfied at the Closing) has not been satisfied on or before the Termination Date, so long as, in the cases of clauses (i) and (ii), the failure does not result directly from any breach by the Member or the Company of their respective representations, warranties, covenants or obligations under this Agreement or Member's or Company's lack of good faith in cooperating with the Company's ability to achieve such conditions precedent..

Notwithstanding the foregoing, no party may effect a termination of this Agreement if such party is in material breach or default of any of its material representations, warranties, covenants or obligations under this Agreement.

9.2 Procedure and Effect of Termination.

(a) If this Agreement is terminated by either or both the Purchaser and the Member pursuant to Section 9.1, this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the Parties, but subject to and without limiting any of the rights of the Parties set forth in this Agreement if a Party is in default or breach of any of its representations, warranties, covenants or obligations under this Agreement. If this Agreement is terminated as provided herein, all filings, applications and other submissions relating to the transactions contemplated hereby as to which termination has occurred shall, to the extent practicable, be withdrawn from the Governmental Entity or other Person to which made.

(b) Without limiting the generality of the foregoing, or any applicable Law, neither Purchaser, on the one hand, nor the Member, on the other hand, may rely on the failure of any condition precedent set forth in Article VII to be satisfied as a ground for termination of this Agreement by such Party if such failure was caused by such Party's failure to act in good faith, or a breach of or failure to perform any of its or their material representations, warranties, covenants or obligations in accordance with the terms of this Agreement or any agreement contemplated hereby; and

(c) Notwithstanding any termination of this Agreement pursuant to Section 9.1, the obligations of the parties described in Sections 3.29 (Brokers), 4.6 (Brokers) and 10.1 (Fees and Expenses) will survive any such termination.

ARTICLE X

GENERAL PROVISIONS

10.1 Fees and Expenses. Except as otherwise provided in this Agreement, each Party will pay its own fees, costs and expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby (including all fees and expenses of counsel, accountants, agents and representatives).

10.2 Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the same is in writing and signed by each of the Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, will be valid unless the same is in writing and signed by the party making such waiver nor will such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.3 Notices. All notices and other communications hereunder will be in writing and will be deemed duly delivered (i) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the first Business Day following the date of confirmation of receipt of transmission by facsimile or electronic mail, in each case to the intended recipient as set forth below:

(a) if to Purchaser or the Company, to:

LB&B Associates Inc.
9891 Broken Land Parkway
Suite 400
Columbia, MD 21046
Attention: Rick Franz
E-mail: rfranz@lbbassociates.com

with a copy (which will not constitute notice) to:

Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, North Carolina 27607
Attention: Amy E. Risseeuw
Facsimile No.: (919) 781-4865
E-mail: arisseeuw@wyrick.com

(b) if to the Member, to:

Brekford Corp.

7020 Dorsey Rd.
Bldg. C
Hanover, MD 21076
Attention: Rodney W. Hillman
Facsimile No: (443) 557 - 0201
E-mail: rhillman@brekford.com

with a copy to:

Sichenzia Ross Ference Kesner LLP
61 Broadway
New York, New York 10006]
Attention: Thomas Rose, Esq.
Facsimile No.: (212) 930-9725
E-mail: trose@srfkllp.com

10.4 Counterparts; Facsimiles. This Agreement may be executed by facsimile and in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file will have the same effect as originals.

10.5 Entire Agreement; Assignment. This Agreement, the Company Disclosure Schedule, the Annexes, the Related Agreements and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, including the non-binding letter of intent dated December 21, 2016 between Purchaser and the Member as amended; (ii) are not intended to confer upon any other Person any rights or remedies hereunder; and (iii) will not be assigned by any Party by operation of law or otherwise without the prior written consent of the other Parties hereto, except that Purchaser may assign its rights and delegate its obligations hereunder to its Affiliates so long as Purchaser remains obligated to perform those obligations required to be performed by Purchaser hereunder. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

10.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.7 Governing Law. Except as otherwise provided herein, this Agreement will be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the other party or its successors or assigns will be brought and determined in any Delaware state or federal court sitting in the State of Delaware, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the Transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein will constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

10.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Remainder of Page Intentionally Left Blank;
The Next Page is the Signature Page]

IN WITNESS WHEREOF, Purchaser, the Company and the Member have caused this Agreement to be signed as of the date first above written.

PURCHASER:

LB&B ASSOCIATES INC.

By: /s/ Frederick Franz
Name: Frederick Franz
Title: Executive Senior Vice President

COMPANY:

GLOBAL PUBLIC SAFETY, LLC

By: Brekford Corp., its Manager and sole Member

By: Rodney W. Hillman
Name: Rodney W. Hillman
Title: President and COO

MEMBER:

BREKFORD CORP.

By: Rodney W. Hillman
Name: Rodney W. Hillman
Title: President and COO

ANNEX A

Defined Terms

Capitalized terms used in the Agreement to which this Annex A is attached will have the following respective meanings, and all references to Sections, Schedules or Annexes in the following definitions will refer to Sections, Schedules or Annexes of or to such Agreement:

"***A&R LLC Agreement***" will have the meaning set forth in Section 2.9(xviii).

"***Affiliate***" means, with respect to any Person, any other Person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with such other Person. For purposes hereof, "control" means, as to any Person, the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

"***Agreement***" will have the meaning set forth in the preamble.

"***Allocation***" will have the meaning set forth in Section 2.12.

"***Assigned Agreements***" will have the meaning set forth in Section 2.1(d).

"***Assigned Customer Agreements***" will have the meaning set forth in Section 2.1(c).

"***Assigned Vendor Agreements***" will have the meaning set forth in Section 2.1(d).

"***Backlog***" means the current contract value by year (including option years) and an indication of what amounts of such contract value reflect the funding should all option periods be exercised.

"***Bid***" means any bid, tender, proposal or quotation submitted in response to a solicitation, invitation for bid, request for proposal or request for quotations that if accepted would lead to the award of a Government Contract and is listed on Section 3.15(a) of the Company Disclosure Schedule.

"***Books and Records***" will have the meaning set forth in Section 2.1(g).

"***Business***" will have the meaning set forth in the recitals.

"***Business Day***" means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in the United States are permitted or required by Law, executive order or governmental decree to remain closed.

"***Cap***" will have the meaning set forth in Section 8.2(b).

"***Cash Purchase Price***" will have the meaning set forth in Section 2.6.

"***Claimant***" will have the meaning set forth in Section 8.4(a).

"***Closing***" will have the meaning set forth in Section 2.8.

"***Closing Date***" will have the meaning set forth in Section 2.8.

"***COBRA***" will have the meaning set forth in Section 3.19(b).

"***Code***" means the United States Internal Revenue Code of 1986, as amended from time to time, and the applicable rulings and regulations thereunder.

"***Compiled Financial Statements***" will have the meaning set forth in Section 3.8.

"***Company***" will have the meaning set forth in the preamble.

"***Companies***" will have the meaning set forth in the preamble to Article III for the purposes of Article III.

"***Company Charter Documents***" will have the meaning set forth in Section 3.1.

"***Company Disclosure Schedules***" means the Company Disclosure Schedules delivered by the Member and the Company to Purchaser in connection herewith and which are attached hereto.

"***Company Intellectual Property***" means any and all Licensed Company Intellectual Property and Owned Company Intellectual Property.

"***Company Personnel***" means any current or former Employee, independent contractor or consultant or director of the Member, the Company or any of its Affiliates.

"***Company Transaction Expenses***" means (a) all fees, costs and expenses of any brokers, financial advisors, consultants, accountants, attorneys or other professionals engaged by the Company or the Member in connection with the structuring, negotiation or consummation of the Transactions and (b) any bonuses or similar compensation payable by the Company or the Member to Employees, officers, directors, independent contractors, consultants, representatives or agents in connection with the Transactions, in each case to the extent unpaid as of the Closing.

"***Confidential Information***" means any information of or concerning the Contributed Assets, the Business, this Agreement or the Transactions that is confidential or propriety by nature and not already generally available to the public; provided, that Confidential Information will not include: (a) information that at the time of disclosure is generally available to the public or is otherwise available to the receiving party other than on a confidential basis; (b) information that, after disclosure, becomes generally available to the public by publication or otherwise through no fault of the receiving party; (c) information disclosed to the receiving party by a third party not under an obligation of confidentiality to the disclosing party; or (d) information that is or has been developed by an employee, agent or contractor of the receiving party independently of the disclosures by the disclosing party.

"***Contract***" means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

"***Contributed Assets***" will have the meaning set forth in Section 2.1.

"***Contributed Liabilities***" will have the meaning set forth in Section 2.3.

"***Contribution***" will have the meaning set forth in Section 2.1.

"***Contribution Effective Time***" will have the meaning set forth in Section 2.1.

"***Copyrights***" means any and all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated.

"***Deposit***" will have the meaning set forth in Section 6.8.

"***Deposit Amount***" will have the meaning set forth in Section 6.8.

"***Domain Name***" means any or all of the following and all worldwide rights in, arising out of, or associated therewith: domain names, uniform resource locators and other names and locators associated with the Internet.

"***Employee***" means any employee of the Company or the Member employed in the Business.

"***Employee Benefit Plans***" will have the meaning set forth in Section 3.19(a).

"***Environmental Laws***" means all federal, provincial, state, local and foreign Laws issued, promulgated, approved or entered relating to environmental matters, the protection of the environment, the protection of human health and safety, or exposure to Hazardous Materials, including workplace health and safety Laws, packaging and labeling Laws and Laws relating to the Release or threatened Release of Hazardous Materials to the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the presence, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

"***Excluded Assets***" will have meaning set forth in Section 2.2.

"***Excluded Liabilities***" will have the meaning set forth in Section 2.4.

"***Financial Statements***" will have the meaning set forth in Section 3.8.

"***FIRPTA Certificate***" will have the meaning set forth in Section 2.9(a)(vi).

"***Fundamental Representations***" will have the meaning set forth in Section 8.1.

"***GAAP***" means United States generally accepted accounting principles consistently applied.

"***Governmental Entity***" will have the meaning set forth in Section 3.7.

"***Government Contracts***" means any prime contract, subcontract at any tier, basic ordering agreement, letter contract, purchase order, task order or delivery order of any kind with, or for the benefit of, the U.S. Government or any other Governmental Entity, including all amendments, modifications and options thereunder or relating thereto listed on Section 3.15(a) of the Company Disclosure Schedule.

"***Hazardous Materials***" means all hazardous substances, wastes, extremely hazardous substances, hazardous materials, hazardous wastes, hazardous constituents, solid wastes, special wastes, toxic substances, pollutants, contaminants, petroleum or petroleum derived substances or wastes, and related materials, including any such materials defined, listed, regulated or identified under or described in any Environmental Laws (including, by way of example, spent solvents, PCBs, urea-formaldehyde, radon, lead or lead based paints or materials, asbestos and asbestos containing materials).

"***Indebtedness***" means (a) any indebtedness for borrowed money, (b) any other indebtedness evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations as lessee under leases for personal property, (d) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (e) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, (f) all obligations arising from cash/book overdrafts, (g) all obligations secured by a Lien, (h) all indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables incurred in the Ordinary Course of Business which are not past due by more than 30 days based on the due date specified in the invoice therefor, or if no due date is specified, then based on past custom and practice, or which are currently being disputed by the Member in good faith), (i) any liability for earned and unused vacation or personal time off of the Employees, (j) all accrued interest, prepayment premiums or penalties related to any of the foregoing, and (k) any guaranty of any of the foregoing.

"***Indemnified Party***" will have the meaning set forth in Section 8.3(a).

"***Indemnifying Party***" will have the meaning set forth in Section 8.4(a).

"***Independent Contractors***" will have the meaning set forth in Section 3.20(b).

"***Intellectual Property***" means any or all of the following: (i) proprietary inventions (whether patentable or not), invention disclosures, industrial designs, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (ii) proprietary business, technical and know-how information, non-public information and confidential information including databases and data collections; (iii) works of authorship (including computer programs, source code, object code, whether embodied in software, firmware or otherwise), architecture, artwork, logo images, documentation, files, records, schematics, emulation and simulation reports, test vectors and

hardware development tools; (iv) proprietary processes, devices, prototypes, schematics, test methodologies and hardware development tools; (v) logos, trade names, trade dress, trademarks, service marks, World Wide Web addresses, uniform resource locators and Domain Names; and (vii) any similar or equivalent property of any of the foregoing (as applicable).

"***Intellectual Property Rights***" means any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) Patents; (ii) Copyrights; (iii) industrial designs and any registrations and applications therefor throughout the world; (iv) Trademarks; (v) Trade Secrets; and (vi) any similar or equivalent rights to any of the foregoing (as applicable).

"***Internal Financial Statements***" will have the meaning set forth in Section 3.8.

"***Inventory***" will have the meaning set forth in Section 2.1(f).

"***Inventory Value***" will have the meaning set forth in Section 2.7.

"***IRS***" means the United States Internal Revenue Service.

"***Knowledge of the Company***" means the actual knowledge of Rod Hillman, Scott Rutherford, Vasu Ashworth, Bill Shafley, Sarah Ellison and Ron Given and the knowledge that such Persons should have in diligently performing their day-to-day duties for the Member or the Company.

"***Law***" means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction, decree or other provision having the force or effect of law enacted, issued, promulgated, enforced or ordered by a Governmental Entity.

"***Lease Agreements***" will have the meaning set forth in Section 3.12.

"***Leased Real Property***" will have the meaning set forth in Section 3.12.

"***Liability***" means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

"***Licensed Company Intellectual Property***" means all Intellectual Property and Intellectual Property Rights licensed to the Member or the Company by third parties and utilized by the Business.

"***Lien***" means any mortgage, deed of trust, pledge, security interest, encumbrance, claim, Liability, adverse claim of ownership or use, lease, option, easement, reversion, violation, adverse claim, servitude, hypothecation, restriction on transfer (such as a right of first refusal or other similar right), defect of title, lien or charge of any kind, or restriction of any kind.

"***Local Contract***" means any Contract with any Governmental Entity of any county, municipality or similar entity.

"***Loss***" will have the meaning set forth in Section 8.2.

"***Material Adverse Effect***" means any event, condition, effect, change, development or circumstance that, individually or when considered together with all other events, conditions, effects, changes, developments or circumstances, has had or would reasonably be expected to have a materially adverse effect on (a) the business, assets, financial condition or results of operations of the Member or the Company, or (b) the ability of the Member or the Company to consummate the Transactions or perform their obligations under this Agreement or any Related Agreement; provided, however, that in no event will any of the following, alone or in combination, be deemed to constitute, nor will any of the following be taken into account in determining whether there has occurred, a Material Adverse Effect: (i) effects resulting from changes in applicable Law or GAAP; (ii) effects resulting from factors generally affecting the economy, financial markets or capital markets; (iii) effects resulting from changes or conditions generally affecting the industry in which the Business operates; (iv) effects of any war, act of terrorism, civil unrest or similar event; or (v) effects resulting from any action taken, or any omission to act, by Purchaser or any of its Affiliates; provided, further, however, that any effect referred to in clauses (i), (ii), (iii) or (iv) may be taken into account in determining whether or not there has been a Material Adverse Effect to the extent any such Effect adversely affects the Company in a disproportionate manner relative to other companies in the same industry.

"***Material Contract***" will have the meaning set forth in Section 5.3(d).

"***Member***" will have the meaning set forth in the preamble.

"***Member Indemnified Party***" will have the meaning set forth in Section 8.3(a).

"***Note***" will have the meaning set forth in Section 2.6.

"***Novation Documents***" will have the meaning set forth in Section 5.6.

"***Ordinary Course of Business***" means the ordinary and usual course of day-to-day operations of the Business through the date hereof consistent with past custom and practice (including with respect to quantity and frequency).

"***Owned Company Intellectual Property***" means all Intellectual Property and Intellectual Property Rights in which both are owned by the Company or the Member and are utilized by the Business.

"***Party***" and "***Parties***" will have the meaning set forth in the preamble.

"***Patents***" means any patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof throughout the world.

"*Permits*" means any permits, consents, licenses, certificates, registrations, certificate of occupancy or use, variances, orders, governmental authorizations or approvals, or any other permits.

"*Permitted Liens*" means Liens for Taxes and other governmental charges and assessments which are not yet due and payable and are fully reserved for in the Financial Statements.

"*Person*" means any natural person, company, corporation, limited liability company, general or limited partnership, trust, proprietorship, joint venture, or other business entity, unincorporated association, organization or enterprise, or any Governmental Entity.

"*Pledge Agreement*" will have the meaning set forth in Section 2.9(b)(iii).

"*Prime Government Contract*" means any prime Contract with the U.S. Government.

"*Pre-Novation Agreement*" will have the meaning set forth in Section 2.9(a)(xv).

"*Purchase*" will have the meaning set forth in Section 2.5.

"*Purchase Effective Time*" will have the meaning set forth in Section 2.5.

"*Purchased Units*" will have the meaning set forth in the recitals.

"*Purchase Price*" will have the meaning set forth in Section 2.6(a).

"*Purchaser*" will have the meaning set forth in the preamble.

"*Purchaser Indemnified Party*" will have the meaning set forth in Section 8.2.

"*Registered Company Intellectual Property*" will have the meaning set forth in Section 3.13(a).

"*Related Agreements*" will have the meaning set forth in Section 3.4.

"*Release*" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment or out of any property, including the movement of any materials through or in the air, soil, surface water, ground water or property.

"*Representative*" will have the meaning set forth in Section 5.4(a).

"*Restricted Territory*" means the United States.

"*State Contract*" means any a Contract with any Governmental Entity of any state, commonwealth or similar jurisdiction of the United States.

"*Sublease*" will have the meaning set forth in Section 2.9(a)(xix).

"***Survival Period***" will have the meaning set forth in Section 8.1.

"***Tangible Assets***" will have the meaning set forth in Section 2.1(b).

"***Tax***", or, collectively, "***Taxes***" means (i) any and all federal, provincial, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including gross receipts, income, profits, capital, sales, goods and services, harmonized sales, use, occupation, value added, ad valorem, transfer, business, franchise, environmental, minimum or add-on minimum, premium, stamp, disability, withholding, payroll, recapture, employment, excise and property taxes, duties or similar charges, public imposts, fees, social security charges (including health, unemployment and pension insurance) and escheat or unclaimed property or similar charges and obligations, together with all interest, penalties, fines and additions imposed with respect to such amounts, (ii) any Liability for the payment of any amounts of the type described in clause (i) of this paragraph as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any Liability for the payment of any amounts of the type described in clauses (i) or (ii) of this paragraph as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any Liability for taxes of a transferor or predecessor entity.

"***Tax Return***" will have the meaning set forth in Section 3.11(a).

"***Termination Date***" will mean February 28, 2017.

"***Third-Party Claim***" will have the meaning set forth in Section 8.4(a).

"***Threshold Amount***" will have the meaning set forth in Section 8.2(b).

"***Trade Secrets***" means any and all trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law) and proprietary business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person, including databases and data collections.

"***Trademarks***" means any and all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world.

"***Transfer Agreement***" will have the meaning set forth in Section 2.(a)(xi).

"***Transferring Employee***" will have the meaning set forth in Section 6.6.

"***Transition Services Agreement***" will have the meaning set forth in Section 2.9(a)(xvi).

"***Transactions***" will have the meaning set forth in Section 3.4.

"***Units***" will have the meaning set forth in the recitals.